EXHIBIT 2.1

SECURITIES PURCHASE AGREEMENT

By and Among

THE WASHINGTON POST COMPANY,

NASH HOLDINGS LLC,

and

solely to the extent provided herein,

WP COMPANY LLC,

EXPRESS PUBLICATIONS COMPANY, LLC,

EL TIEMPO LATINO LLC,

ROBINSON TERMINAL WAREHOUSE LLC,

GREATER WASHINGTON PUBLISHING, LLC and

POST-NEWSWEEK MEDIA, LLC

Dated as of October 1, 2013

TABLE OF CONTENTS

Page
ARTICLE I

Purchase and Sale of Securities; Closing

ARTICLE II
Representations and Warranties
Relating to Seller and the Securities

ARTICLE III

Representations and Warranties
Relating to the Companies

i

SECTION 3.16.	Environmental Matters	23
SECTION 3.17.	Labor Matters	24
SECTION 3.18.	Intercompany Advances and Debt	24
SECTION 3.19.	Finder’s Fees	24

ARTICLE IV

Representations and Warranties of Purchaser
SECTION 4.01.	Organization, Standing and Power	25
SECTION 4.02.	Authority; Execution and Delivery; Enforceability	25
SECTION 4.03.	No Conflicts; Consents	25
SECTION 4.04.	Litigation	26
SECTION 4.05.	Securities Act	26
SECTION 4.06.	Availability of Funds	26
SECTION 4.07.	Finder’s Fees	26

ARTICLE V

Covenants

ARTICLE VI

Employee Matters

ii

SECTION 6.11.	Cooperation	43
SECTION 6.12.	Transition Services HR/Benefits Administration	44
SECTION 6.13.	No Third-Party Beneficiaries	44

ARTICLE VII

Indemnification

ARTICLE VIII

General Provisions

Exhibits

Exhibit A	-	Transition Services Agreement
Exhibit B	-	Social Reader License
Exhibit C	-	Office Lease Agreement
Exhibit D	-	RTW Lease Agreement
Exhibit E	-	Background License
Exhibit F	-	Trademark License
Exhibit G	-	Intellectual Property Transfer Agreement
Exhibit H	-	Content Sharing Agreement
Exhibit I	-	Trove Services Agreement
Exhibit J	-	Sample Statement

iii

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT dated as of October 1, 2013, among THE WASHINGTON POST COMPANY, a Delaware corporation (“Seller”), NASH HOLDINGS LLC, a Delaware limited liability company (“Purchaser”), and, solely to the extent provided herein, WP Company LLC, a Delaware limited liability company (“WPC”), Express Publications Company, LLC, a Delaware limited liability company (“EPC”), El Tiempo Latino LLC, a Delaware limited liability company (“ETL”), Robinson Terminal Warehouse LLC, a Delaware limited liability company (“RTW”), Greater Washington Publishing, LLC, a Delaware limited liability company (“GWP”), and Post-Newsweek Media, LLC, a Maryland limited liability company (“PNM” and, together with WPC, EPC, ETL, RTW and GWP, the “Companies” and each, a “Company”) (this “Agreement”).

Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all the issued and outstanding equity interests (collectively, the “Securities”) of each of the Companies, which Companies together conduct Seller’s Post Business.

Accordingly, the Parties hereby agree as follows:

ARTICLE I

Purchase and Sale of Securities; Closing

SECTION 1.01.  Purchase and Sale of the Securities.  On the terms of this Agreement, at the Closing, Seller shall cause to be sold, transferred and delivered to Purchaser, and Purchaser shall purchase from Seller, the Securities for an aggregate purchase price of $250,000,000 (the “Purchase Price”), payable as set forth in Section 1.04 and subject to adjustment as provided in Section 1.05.  The purchase and sale of the Securities is referred to in this Agreement as the “Acquisition”.

SECTION 1.02.  Closing.  The closing of the Acquisition (the “Closing”) shall take place simultaneously with the execution and delivery of this Agreement, at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, at 10:00 a.m.

SECTION 1.03.  Transactions Effected Prior to Closing.  (a)  On the terms of this Agreement, including Section 1.07, Seller, the other members of the Seller Group and the Companies, as applicable, have executed such instruments of assignment and transfer and taken such other corporate actions as were necessary to (i) transfer and convey to one or more members of the Seller Group all of the right, title and interest of the Companies in, to and under all Excluded Assets not already owned by the Seller Group, and transfer the employment of each employee of the Companies listed on Schedule 1.03(a)(i) (the “Retained Employees”) to a member of the Seller Group, so that, as of the Closing, the Excluded Assets and such Retained Employees shall not be transferred to Purchaser as part of the Acquisition, (ii) cause one or more members of the Seller Group to assume all of the Excluded Liabilities to the extent such Liabilities would otherwise remain obligations of any of the Companies and (iii) transfer and convey to one or more of the Companies (and cause the assumption by such Company of) all of the right, title and interest of the Seller Group in, to and under all assets primarily related to the Post Business that are not owned by the Companies, other than the Excluded Assets, and all Liabilities to the extent relating thereto or arising therefrom (the “Transferred Assets”).

(b)  In the event that it is discovered after the Closing that there was an omission of the transfer or conveyance (i) by a Company and the acceptance or assumption by Seller (or a member of the Seller Group) of any Excluded Asset or Excluded Liability or employment of any Retained Employee or (ii) by Seller (or a member of the Seller Group) and the acceptance by a Company of any Transferred Asset, the Parties shall use reasonable best efforts to promptly effect such transfer or conveyance of such asset, Liability or employee.  Any transfer or conveyance made pursuant to this Section 1.03(b) shall be treated by the Parties for all purposes as if it had occurred immediately prior to the Closing, except as otherwise required by Applicable Law or a Final Determination.

(c)  In the event that it is discovered after the Closing that there was a transfer or conveyance (i) by a Company and the acceptance by Seller (or a member of the Seller Group) of any Transferred Asset or employment of any Post Business Employee or (ii) by Seller (or a member of the Seller Group) and the acceptance or assumption by a Company of any Excluded Asset, Excluded Liability or employment of any Retained Employee, the Parties shall use reasonable best efforts to promptly transfer or convey such asset, Liability or employee back to the transferring or conveying entity.  Any transfer or conveyance made pursuant to this Section 1.03(c) shall be treated by the Parties for all purposes as if such asset, Liability or employee had never been originally transferred or conveyed, except as otherwise required by Applicable Law or a Final Determination.

(d)  For the avoidance of doubt, unless otherwise specified or the context otherwise requires, all references herein to the Companies shall include the Transferred Assets and the Post Business Employees and shall exclude the Excluded Assets, the Excluded Liabilities and the Retained Employees.

(e)  This Section 1.03 shall not require the transfer of any Tax assets or Tax Liabilities or any assets or liabilities related to the Benefit Plans or the Benefit Agreements.  The allocation of Tax assets and Tax Liabilities shall be governed exclusively by Sections 5.04 and 5.05 and Article VII, and the allocation of assets and liabilities related to the Benefit Plans and Benefit Agreements (including the timing of any transfer) shall be governed exclusively by Article VI and Article VII.

SECTION 1.04.  Transactions To Be Effected at the Closing.  At the Closing:

(a)  Seller shall deliver to Purchaser:

(i)  such documents as Purchaser or its counsel may reasonably request to demonstrate the transfer of ownership of the Securities to Purchaser;

(ii)  a good standing certificate with respect to each Company, certified by the Secretary of State of the state of organization of each Company, as of a date not more than five Business Days prior to the date hereof;

(iii)  a certification by Seller satisfying the requirements of Section 1.1445-2(b)(2)(i) of the Treasury Regulations certifying that Seller is not a “foreign person” within the meaning of Section 1.897-9T(c) of the Treasury Regulations;

(iv)  duly signed resignations, effective immediately after the Closing, of all directors of each Company; and

(v)  the following agreements, executed by the parties thereto:

(A) the Transition Services Agreement, a copy of which is attached as Exhibit A hereto (the “Transition Services Agreement”);

(B) the Social Reader License Agreement, a copy of which is attached as Exhibit B hereto (the “Social Reader License”);

(C) the Master Office Real Estate Lease Agreement, a copy of which is attached as Exhibit C hereto (the “Office Lease Agreement”);

(D) the Warehouse Real Estate Lease Agreement, a copy of which is attached as Exhibit D hereto (the “RTW Lease Agreement”);

(E) the Background License Agreement, a copy of which is attached as Exhibit E hereto (the “Background License”);

(F) the Trademark License Agreement, a copy of which is attached as Exhibit F hereto (the “Trademark License”);

(G) the Intellectual Property Transfer Agreement (which includes the Assignment of Domain Names, the Assignment of Trademarks and the Assignment for Patent Application), a copy of which is attached as Exhibit G hereto (collectively, the “Intellectual Property Transfer Agreement”);

(H) the Content Sharing Agreement, a copy of which is attached as Exhibit H hereto (the “Content Sharing Agreement”); and

(I) the Trove Services Agreement, a copy of which is attached as Exhibit I hereto (the “Trove Services Agreement”).

(b)  Purchaser shall deliver to Seller payment, by wire transfer to the bank account designated in writing by Seller prior to the date hereof, in immediately available funds of an amount equal to the Closing Date Consideration.

SECTION 1.05.  Purchase Price Adjustment.  (a)  Seller has delivered to Purchaser its good faith estimate of (i) Cash (the “Estimated Cash”) and (ii) Indebtedness (the “Estimated Indebtedness”).

(b)  Within 90 days after the date hereof, Purchaser will deliver to Seller a consolidated balance sheet, in substantially the same form as the Sample Statement, of the Companies as of the open of business on the date hereof (the “Closing Balance Sheet”) and a statement showing the calculation of Cash, Indebtedness and Net Working Capital derived from the Closing Balance Sheet and the Target Net Working Capital Amount (together with the Closing Balance Sheet, the “Preliminary Statement”).  The Closing Balance Sheet shall be prepared, and Cash, Indebtedness and Net Working Capital shall be determined (including for purposes of Section 1.05(a)), (i) on a basis consistent with the principles, assumptions, policies, practices and methodologies applied in preparing the Sample Statement and in substantially the same manner as the calculations of Cash, Indebtedness and Net Working Capital set forth therein, and (ii) to the extent consistent with the basis set forth in clause (i), in accordance with Seller’s Accounting Policies and Practices.  The Target Net Working Capital Amount shall be determined in accordance with the definition thereof in Section 8.04(b).  The Closing Balance Sheet shall not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby.  The Parties agree that the purpose of preparing the Closing Balance Sheet and determining Cash, Indebtedness, the Target Net Working Capital Amount and Net Working Capital is not to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Closing Balance Sheet or determining Cash, Indebtedness, the Target Net Working Capital Amount or Net Working Capital.  During the 60-day period following Seller’s receipt of the Preliminary Statement and until final resolution hereunder, Seller and its accountants and other representatives shall be permitted reasonable access to review the books and records of Purchaser and the Companies and any work papers related to the preparation of the Preliminary Statement.  Seller and its accountants and other representatives may make inquiries of Purchaser, the Companies and their respective accountants regarding questions concerning or disagreements with the Preliminary Statement arising in the course of their review thereof, and Purchaser shall use its, and shall cause the Companies to use their, commercially reasonable efforts to cause any such accountants to cooperate with and respond to such inquiries.  If Seller has any objections to the Preliminary Statement, Seller shall deliver to Purchaser a statement (an “Objections Statement”) that shall specify in reasonable detail the nature of any disagreement so asserted.  If an Objections Statement is not delivered to Purchaser within 60 days after delivery of the Preliminary Statement to Seller, the Preliminary Statement shall be final, binding and nonappealable by the Parties hereto.  Seller and Purchaser shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within 30 days after the delivery of the Objections Statement, Seller and Purchaser shall submit to Ernst & Young or, if Ernst & Young is not available, another independent accounting or valuation firm reasonably acceptable to Seller and Purchaser (the “Valuation Firm”), for resolution of any and all matters that remain in dispute and which were properly included in the Objections Statement.  Any further submissions to the Valuation Firm must be written and delivered to each Party to the dispute.  The Valuation Firm shall make a final determination of Cash, Indebtedness, the Target Net Working Capital Amount and Net Working Capital to the extent such amounts are in dispute, in each case, in accordance with the terms of this Agreement, including the Sample Statement and the definitions of Cash, Indebtedness, Target Net Working Capital Amount and Net Working Capital set forth herein, and the resulting Final Consideration will be calculated with reference to such amounts.  The Parties will cooperate with the Valuation Firm during the term of its engagement.  The determination of Cash, Indebtedness and Net Working Capital as of the open of business on the date hereof, the determination of the Target Net Working Capital Amount and the resulting Final Consideration calculated with reference thereto, shall become final and binding on the Parties on the earlier of (A) the date Seller and Purchaser resolve in writing any differences they have with respect to the matters specified in the Objections Statement and (B) the date the Valuation Firm delivers its final resolution in writing to the Parties.  The Valuation Firm shall be instructed to render its determination of all matters submitted to it within 30 days following submission.  The fees and expenses of the Valuation Firm incurred pursuant to this Section 1.05(b) shall be borne 50% by Seller and 50% by Purchaser.  The fees and disbursements of Seller’s accountants and other representatives incurred in connection with their review of the Preliminary Statement and preparation of any Objections Statement shall be borne by Seller, and the fees and disbursements of Purchaser’s accountants and other representatives incurred in connection with their preparation of the Preliminary Statement and review of any Objections Statement shall be borne by Purchaser.

(c)  If the Final Consideration is greater than the Closing Date Consideration, Purchaser shall promptly (but in any event within five Business Days after the date on which the Final Consideration is finally determined pursuant to Section 1.05(b)) pay to Seller the amount of such excess, by wire transfer of immediately available funds to an account or accounts designated in writing by Seller to Purchaser.  If the Final Consideration is less than the Closing Date Consideration, Seller shall promptly (but in any event within five Business Days after the date on which the Final Consideration is finally determined pursuant to Section 1.05(b)) pay to Purchaser the amount of such excess, by wire transfer of immediately available funds to an account or accounts designated in writing by Purchaser to Seller.

SECTION 1.06.  Termination of Intercompany Agreements.  Except as set forth in this Section 1.06, effective as of the Closing, Seller shall terminate, or shall cause to be terminated, any and all agreements, arrangements, commitments and understandings, oral or written (“Intercompany Agreements”), including all intercompany accounts payable or accounts receivable (“Intercompany Accounts”), between or among any Company or Companies, on the one hand, and any member or members of the Seller Group, on the other hand, and in effect or accrued as of the Closing.  No such terminated Intercompany Agreement or Intercompany Account (including any provision thereof that purports to survive termination) shall be of any further force or effect after the date hereof.  Seller, on behalf of the Companies and the other members of the Seller Group, hereby waives any advance notice provision or other termination requirements with respect to any Intercompany Agreement.  The provisions of this Section 1.06 shall not apply to the Intercompany Agreements and Intercompany Accounts set forth in Schedule 1.06.

SECTION 1.07.  Third-Party Consents.  (a)  To the extent that any transfer or conveyance of any Excluded Asset or Transferred Asset, or acceptance or assumption of any Excluded Liability required by this Agreement to be so transferred, conveyed, accepted or assumed would, without the Consent of any third party (including any Governmental Entity), constitute a breach or other contravention of the rights of such third party, be ineffective with respect to any party to an agreement concerning such asset or Liability, or in any material way adversely affect the rights of Seller or any Company, then the Parties shall use their respective reasonable best efforts to obtain such Consent; provided, however, that the Parties shall not be required to pay or commit to pay any amount to (or relinquish any rights (other than rights a Party is assigning another Party hereunder) or incur any obligation in favor of) any person from whom any such Consent may be required (other than nominal filing or application fees).

(b)  If and to the extent that the transfer or conveyance of any Excluded Asset or Transferred Asset, or the acceptance or assumption of any Excluded Liability required by this Agreement to be so transferred, conveyed, accepted or assumed would result in a violation of Applicable Law or would, without the Consent of any third party (including any Governmental Entity), constitute a breach or other contravention of the rights of such third party, be ineffective with respect to any party to an agreement concerning such Excluded Asset or Excluded Liability, or in any material way adversely affect the rights of Seller or any Company, then notwithstanding any other provision hereof, the transfer or conveyance of such Excluded Asset or the acceptance or assumption of such Excluded Liability will automatically be deferred, and no transfer, conveyance, acceptance or assumption (as applicable) shall occur until all legal or contractual impediments are removed or such Consent has been obtained.  Any Transferred Asset, Excluded Asset or Excluded Liability the transfer, conveyance, acceptance or assumption (as applicable) of which has been so deferred will be subject to Section 1.07(c).  As and when such legal or contractual impediments are removed or such Consent has been obtained, the Parties shall use reasonable best efforts to promptly effect the transfer, conveyance, acceptance or assumption (as applicable) of such Transferred Asset, Excluded Asset or Excluded Liability; provided, however, that the Parties shall not be required to pay or commit to pay any amount to (or relinquish any rights (other than rights a Party is assigning another Party hereunder) or incur any obligation in favor of) any person from whom any such Consent may be required (other than nominal filing or application fees).  Any transfer, conveyance, acceptance or assumption made pursuant to this Section 1.07(b) after the Closing shall be treated by the Parties for all purposes as if it had occurred immediately prior to the Closing, except as otherwise required by Applicable Law or a Final Determination.

(c)  In the event that any transfer, conveyance, acceptance or assumption (as applicable) of any asset or Liability required by this Agreement to be so transferred, conveyed, accepted or assumed has not been completed effective as of the Closing, the Party retaining such asset or Liability shall thereafter hold such asset for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) or retain such Liability for the account, and at the expense, of the Party by whom such Liability should have been assumed or accepted pursuant to this Agreement (as applicable), and take such other actions as may be reasonably requested by the Party to which such asset should have been transferred or conveyed, or by whom such Liability should have been assumed or accepted, as the case may be, in order to place such Party, insofar as reasonably possible without infringing upon the legal rights of any third party or violating any Applicable Law, in the same position as would have existed had such asset or Liability been transferred, conveyed, accepted or assumed (as applicable) as contemplated by this Agreement, including possession, use, risk of loss, potential for gain and control over such asset or Liability.  The Party retaining any such asset or Liability shall not be obligated by this Agreement, in connection with this Section 1.07(c), to expend any money or take any action that would require the expenditure of money unless and to the extent the Party entitled to such asset or the Party intended to assume such Liability advances or agrees to reimburse it for the necessary funds, interest or other equity interest.

(d)  The Parties acknowledge that, notwithstanding anything in this Agreement to the contrary, the deferral of the transfer or conveyance of any asset or the acceptance or assumption of any Liability, or the failure to transfer or convey any asset, or accept or assume any Liability, pursuant to Section 1.07(b) hereof, or any circumstances resulting from any of the foregoing, shall not, individually or in the aggregate, constitute a breach of any representation or warranty under any of the Transaction Documents or a failure of any condition under any of the Transaction Documents.  For the avoidance of doubt, nothing in this Section 1.07(d) or Section 1.07(b) shall relieve the Parties of their respective obligations under Section 1.07(a), Section 1.07(c) or Section 5.03.

ARTICLE II

Representations and Warranties
Relating to Seller and the Securities

Except as (A) set forth in the disclosure schedules (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedules relates; provided, however, that any matter disclosed with respect to any Section or subsection shall be deemed disclosed for all purposes of any other Section or subsection to the extent such matter is disclosed in such a way as to make its relevance to the information called for by such other Section or subsection readily apparent) attached to this Agreement (the “Schedules”) or (B) expressly and specifically disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the U.S. Securities and Exchange Commission (the “SEC”) by Seller after January 1, 2013 and publicly available prior to the date of this Agreement (the “Seller Filed SEC Documents”), other than disclosure contained in the “Risk Factors” or “Forward-Looking Statements” sections in such Seller Filed SEC Documents, Seller hereby represents and warrants to Purchaser, as of the date of this Agreement, as follows:

SECTION 2.01.  Organization, Standing and Power.  Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  Seller has made available to Purchaser true and complete copies of its certificate of incorporation and by-laws, in each case as amended through the date of this Agreement.

SECTION 2.02.  Authority; Execution and Delivery; Enforceability.  Seller has full power and authority to execute and deliver this Agreement and the other Transaction Documents and to consummate the Acquisition and the other transactions contemplated hereby and thereby.  Subject (solely with respect to changes to Seller’s corporate name) to obtaining the Shareholder Approval, the execution and delivery by Seller of this Agreement and the other Transaction Documents and the consummation by Seller of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action.  Seller has duly executed and delivered this Agreement and the other Transaction Documents, and (assuming due authorization, execution and delivery by each other party) this Agreement constitutes, and the other Transaction Documents will after the Closing constitute, legal, valid and binding obligations of Seller, enforceable against it in accordance with their terms.  Other than the affirmative vote by holders of the majority of the outstanding shares of Class A Common Stock of Seller entitled to vote thereon in favor of an amendment to Seller’s certificate of incorporation changing the corporate name of Seller pursuant to Section 5.12 (the “Shareholder Approval”), no vote of Seller’s stockholders is necessary to approve this Agreement or the other Transaction Documents or the Acquisition or the other transactions contemplated hereby and thereby.

SECTION 2.03.  No Conflicts; Consents.  The execution and delivery by Seller of this Agreement and the other Transaction Documents do not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby and compliance by Seller with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Seller under, any provision of (i) the certificate of incorporation or by-laws of Seller (subject to obtaining the Shareholder Approval), (ii) any contract, lease, license, indenture, agreement, commitment or other legally binding arrangement (a “Contract”) to which Seller is a party or by which any of its properties or assets is bound or (iii) any judgment, ruling, injunction, order or decree (“Judgment”) or foreign or national, Federal, state, province or local statute, law (common or otherwise), ordinance, rule, constitution, treaty, convention, regulation or similar requirement enacted, adopted, promulgated or applied by a Governmental Entity (“Applicable Law”) applicable to Seller or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and are not reasonably likely to have a material adverse effect (A) on the ability of Seller to perform its obligations under this Agreement and the other Transaction Documents or (B) on the ability of Seller to consummate the Acquisition and the other transactions contemplated hereby (a “Seller Material Adverse Effect”).  No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or notification to, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) or other person is required to be obtained or made by or with respect to Seller in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents or the consummation of the Acquisition or the other transactions contemplated hereby and thereby, other than (1) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (2) compliance with and filings required under any applicable U.S. state or Federal securities or “blue sky” laws, (3) those that may be required solely by reason of Purchaser’s (as opposed to any other third party’s) participation in the Acquisition and the other transactions contemplated hereby and by the other Transaction Documents and (4) such other Consents, registrations, declarations, filings or notifications the failure of which to be obtained or made, individually or in the aggregate, is not reasonably likely to have a Seller Material Adverse Effect.

SECTION 2.04.  Litigation.  There is not any (a) outstanding Judgment against Seller or any of its subsidiaries or (b) suit, action, claim or proceeding by or before any Governmental Entity (each, a “Proceeding”) pending or, to the knowledge of Seller, threatened against Seller or any of its subsidiaries that, in any case, individually or in the aggregate, has had or is reasonably likely to have a Seller Material Adverse Effect.

SECTION 2.05.  The Securities.  Seller has good and valid title to the Securities, free and clear of all Liens (including any restriction on the right to vote, sell or otherwise dispose of the Securities (other than restrictions on disposition arising under applicable securities laws)).  Assuming Purchaser has the requisite power and authority to be the lawful owner of the Securities, upon the Closing, and upon Seller’s receipt of the Closing Date Consideration, good and valid title to the Securities will pass to Purchaser, free and clear of any Liens (including any restriction on the right to vote, sell or otherwise dispose of the Securities (other than restrictions on disposition arising under applicable securities laws)), other than those arising from acts of Purchaser or its Affiliates.  Other than this Agreement, the Securities are not subject to any voting trust agreement or other Contract, including any Contract restricting or otherwise relating to the voting or disposition of the Securities.

SECTION 2.06.  Seller SEC Documents.  Seller has filed with the SEC all material reports, schedules, forms, statements and other documents required to be filed by Seller with the SEC pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended  (the “Exchange Act”), since January 1, 2012 through the date of this Agreement (collectively, the “Seller SEC Documents”).  As of their respective effective dates (in the case of Seller SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Seller SEC Documents), the Seller SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Seller SEC Documents, and none of the Seller SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained, solely with respect to the Companies or the Post Business, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 2.07.  Insurance.  Schedule 2.07 sets forth a correct and complete list, as of the date hereof, of all material insurance policies and coverage (including self-insured workers’ compensation programs) relating to the Companies and their properties, assets and businesses (in each case, excluding the Excluded Assets) other than any Benefit Plans or Benefit Agreements. Each such policy or coverage is in full force and effect as of the date hereof, all premiums due and payable thereunder have been paid in full, other than any adjustments to loss sensitive programs, and no Company is in material default with respect to its obligations under any such policies.  No Company has received any notice of cancellation or non-renewal with respect to any such policy or coverage, and no insurer under any such policy or coverage has denied or, to Seller’s knowledge, threatened to deny any material claim thereunder.

ARTICLE III

Representations and Warranties
Relating to the Companies

Except as (A) set forth in the Schedules (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such Schedules relates; provided, however, that any matter disclosed with respect to any Section or subsection shall be deemed disclosed for all purposes of any other Section or subsection to the extent such matter is disclosed in such a way as to make its relevance to the information called for by such other Section or subsection readily apparent) or (B) expressly and specifically disclosed in any Seller Filed SEC Document, other than disclosure contained in the “Risk Factors” or “Forward-Looking Statements” sections in such Seller Filed SEC Documents, Seller hereby represents and warrants to Purchaser, as of the date of this Agreement, as follows (provided that, for the avoidance of doubt, no representation or warranty is made in this Agreement with respect to the Excluded Assets):

SECTION 3.01.  Organization and Standing.  (a)  Each of the Companies is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, which jurisdiction is set forth in Schedule 3.01.  Each of the Companies has full limited liability company power and authority to own, lease or otherwise hold its properties and assets and to carry on the Post Business as conducted as of the date of this Agreement in all material respects.  Each of the Companies is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the conduct or nature of the Post Business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect or a Seller Material Adverse Effect.

(b)  Seller has made available to Purchaser true and complete copies of the organizational documents of each Company, in each case as amended through the date of this Agreement. The organizational documents of each Company are in full force and effect, and each Company is not in violation of its organizational documents.

(c)  The books, records and files of each Company are, when taken as a whole, complete and correct in all material respects and have been maintained in accordance with Seller’s customary business practices.

SECTION 3.02.  Capitalization of the Companies.  (a)  Except for the Securities, all of which are owned of record and beneficially by Seller, there are no shares of capital stock or other equity interests of any Company issued, reserved for issuance or outstanding as of the date of this Agreement.  Schedule 3.02(a) sets forth for each Company the amount of its authorized, issued and outstanding equity interests as of the date of this Agreement.  The Securities are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the laws of the jurisdiction in which the applicable Company is organized, the organizational documents of the applicable Company or any Contract to which the applicable Company is a party or otherwise bound.  There are not any bonds, debentures, notes or other indebtedness of any Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the Securities may vote (“Voting Debt”).  There are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which any Company is a party or by which any of them is bound (i) obligating any Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, any Company or any Voting Debt or (ii) obligating any Company to issue, grant or enter into any such option, warrant, right, security, commitment, Contract, arrangement or undertaking.  There are not any outstanding contractual obligations of any Company to repurchase, redeem or otherwise acquire any equity interests in any Company.  There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or sale or transfer of any of the Securities or any other equity interests of any Company.

(b)  Except as set forth in Schedule 3.02(b), no Company as of the date of this Agreement owns, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest. No Company has any current or prospective binding obligation to form, or make any capital contribution to or future investment in, any person.

SECTION 3.03.  No Conflicts; Consents.  The execution and delivery by Seller and the Companies of this Agreement and the other Transaction Documents to which each is a party do not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby and compliance by Seller and the Companies with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of any Company under, any provision of (i) the organizational documents of any Company, (ii) any Contract to which any Company is a party or by which any of their respective properties or assets is bound or (iii) any Judgment or Applicable Law applicable to any Company or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect.  No Consent of, or registration, declaration or filing with, or notification to, any Governmental Entity or any other person is required to be obtained or made by or with respect to any Company in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents or the consummation of the Acquisition or the other transactions contemplated hereby and thereby, other than (1) compliance with and filings under the HSR Act, (2) compliance with and filings required under any applicable U.S. state or Federal securities or “blue sky” laws, (3) those that may be required solely by reason of Purchaser’s (as opposed to any other third party’s) participation in the Acquisition and the other transactions contemplated hereby and by the other Transaction Documents and (4) such other Consents, registrations, declarations, filings or notifications the failure of which to be obtained or made, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

SECTION 3.04.  Financial Information; Undisclosed Liabilities.  (a)  Seller has delivered to Purchaser the financial statements and other financial information set forth on Schedule 3.04(a) (the “Financial Information”).  The Financial Information was derived from Seller’s historical financial information and fairly presents in all material respects the financial position, results of operations and cash flows, as applicable, of the division or Company indicated as of the respective dates thereof and for the respective periods indicated (it being acknowledged that the Financial Information also reflects Excluded Assets and Excluded Liabilities).

(b)  As of the date of this Agreement, the Companies do not have any material Liability that is not disclosed on, reflected or reserved against in the most recent balance sheet information included in the Financial Information, other than Liabilities (i) incurred by the Companies after the date of the Financial Information in the ordinary course of business consistent with past practice or (ii) incurred directly in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby.

SECTION 3.05.  Sufficiency.  As of the Closing, the assets held by the Companies that will be transferred to Purchaser in the Acquisition will (i) constitute all of the assets of Seller and its subsidiaries that are primarily used or held primarily for use in the Post Business (excluding, for the avoidance of doubt, the Excluded Assets) and (ii) when taken together with the services and benefits available to Purchaser under the other Transaction Documents, comprise all of the material assets, including all material tangible personal property and Intellectual Property, reasonably necessary for the operation of the Post Business as conducted as of the date of this Agreement.

SECTION 3.06.  Assets Other than Real Property Interests or Intellectual Property.  (a)  Each Company has good, valid and marketable title to, or in the case of leased assets, good and valid leasehold interests in, all the material assets (other than Excluded Assets) reflected on the applicable balance sheet included in the Financial Information or thereafter acquired, other than assets disposed of since the date of such balance sheet in the ordinary course of business consistent with past practice, in each case free and clear of all mortgages, liens, security interests, charges, easements, leases, subleases, covenants, rights of way, options, claims, restrictions or encumbrances of any kind (collectively, “Liens”), except (i) such Liens as are set forth in Schedule 3.06, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business consistent with past practice, (iii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice, (iv) Liens for Taxes that are not due and payable or that may thereafter be paid without penalty, and (v) other imperfections of title or encumbrances, if any, that, individually or in the aggregate, do not materially impair, and are not reasonably likely to materially impair, the continued use and operation of the assets to which they relate in the conduct of the Post Business as conducted as of the date of this Agreement (the Liens described above, together with the Liens described in clauses (ii) through (v) of Section 3.07(a), collectively, “Permitted Liens”).

(b)  This Section 3.06 does not relate to real property or interests in real property or to Intellectual Property.

SECTION 3.07.  Real Property.  (a)  Schedule 3.07(a) sets forth, as of the date of this Agreement, a complete list of all real property and interests in real property owned in fee by any Company, other than the Excluded Real Estate, specifying for each parcel of Owned Property, the street address or property description and the name of the fee owner of such parcel of Owned Property (each, an “Owned Property”).  A Company has good and insurable fee title to all Owned Property, in each case free and clear of all Liens, except (i) Liens described in clauses (ii) through (v) of Section 3.06(a), (ii) such Liens as are set forth in Schedule 3.07, (iii) leases, subleases and similar agreements set forth in Schedule 3.07, (iv) zoning, building code and other similar restrictions, (v) Liens that have been placed by any developer or other third party on property over which the applicable Company has easement rights and subordination or similar agreements relating thereto and (vi) both (A) any conditions that would be shown by a current, accurate survey or physical inspection of any Owned Property made prior to the date of this Agreement and (B) recorded or unrecorded easements, agreements, covenants, rights-of-way and other similar restrictions, provided that none of the items set forth in subclauses (A) and (B) above, individually or in the aggregate, materially impairs or is reasonably likely to materially impair the continued use and operation of the Owned Property to which they relate in the conduct of the Post Business as conducted as of the date of this Agreement.  There are no rights of first refusal or options to purchase in effect with respect to all or any part of the Owned Property which, if exercised, would be reasonably likely to have a Company Material Adverse Effect.

(b)  Schedule 3.07(b) sets forth, as of the date of this Agreement, a complete list of (i) all real property and interests in real property leased by any Company for annual lease payments in excess of $200,000 for the 2012 calendar year (or, in the case of leases commencing in 2012 or 2013, the first calendar or lease year of the term of such leases), (ii) all real property and interests in real property for which any Company is a tenant under multiple leases where the landlord is the same entity, the real property and interests in real property are operated as an integrated facility in a single building or adjacent buildings and the aggregate rent across all such leases exceeds $200,000 for the 2012 calendar year (or, in the case of leases commencing in 2012 or 2013, the first calendar or lease year of the term of such leases) and (iii) all real property and interests in real property leased by any foreign correspondent or other employee of a Company for annual lease payments in excess of $200,000 for the 2012 calendar year (or, in the case of leases commencing in 2012 or 2013, the first calendar or lease year of the term of such leases) for which a Company has agreed to reimburse such foreign correspondent or other employee (each, a “Leased Property”), and identifies any leases, subleases or license agreements for the Leased Property under which a Company is the tenant (collectively, but excluding the Office Lease Agreement and the RTW Lease Agreement, the “Real Property Leases”), specifying, for each Real Property Lease, the date thereof, the original parties thereto (and, as applicable, in the event an assignment to which a Company is a party or as to which a Company has received written notice has occurred, the name of the current tenant thereof) and the date of any amendments or supplements thereto, as well as the address or location of each Leased Property.  As used in the preceding sentence, “annual lease payments” are intended to exclude taxes, utility charges, insurance premiums or other amounts payable to third parties other than the landlord of the Leased Property, whether or not the applicable Real Property Lease characterizes such amounts as rent.  Each Real Property Lease is in full force and effect, one of the Companies is in possession of the Leased Property demised thereunder, and in the 12 months preceding the date of this Agreement, none of the Companies has received written notice that it is in breach or default in any material respect under such Real Property Lease except for notices with respect to breaches or defaults that have been cured.  To the knowledge of Seller, no other party to such Real Property Lease is in material default thereunder.

(c)  Schedule 3.07(c) sets forth, as of the date of this Agreement, a complete list of all real property and interests in real property leased by any Company as a landlord or sublandlord to a person other than a Company for annual lease payments in excess of $200,000 for the 2012 calendar year (or, in the case of leases commencing in 2012 or 2013, the first calendar or lease year of the term of such leases) and identifies any leases, subleases, licenses and other agreements relating to the use or occupancy of such real property interests by such person (collectively, “Tenant Leases”), specifying, for each Tenant Lease, the date thereof, the original parties thereto (and, as applicable, in the event an assignment to which a Company is a party or of which a Company has received written notice has occurred, the name of the current tenant thereof) and the date of any amendments or supplements thereto, as well as the address or location of each such interest in real property.

(d)  True and complete copies of each Real Property Lease and each Tenant Lease have been made available to Purchaser.

(e)  In the 12 months preceding the date of this Agreement, neither Seller nor any Company has received written notice of any condemnation, eminent domain or similar proceedings against all or any material portion of an Owned Property by any Governmental Entity.

SECTION 3.08.  Intellectual Property.  (a)  Schedule 3.08(a)(i) sets forth, as of the date of this Agreement, a true and complete list (including the current owner) of all registrations and applications for registration (other than domain names) included in the Post Intellectual Property, that are material to the conduct of the Post Business as conducted as of the date of this Agreement. The Companies exclusively own the Post Intellectual Property, free and clear of any Liens other than Permitted Liens and non-exclusive licenses granted in the ordinary course of business consistent with past practice. Following the Closing, after giving effect to the assignments contemplated by the Transaction Documents, each Company will own or have the right to use under the Background License, the Transition Services Agreement, the Trove Services Agreement and the Content Sharing Agreement, all Intellectual Property owned by Seller and its subsidiaries that is material to the conduct of the Post Business as conducted as of the date of this Agreement. To the knowledge of Seller, (x) all pending applications set forth on Schedule 3.08(a)(i) are pending without challenge (other than any office actions in the ordinary course which may have been issued by the U.S. Patent and Trademark Office or its foreign equivalent) and (y) all registered applications set forth on Schedule 3.08(a)(i) that are material to the conduct of the Post Business as conducted as of the date of this Agreement are valid and enforceable in those jurisdictions in which they have been registered.  Following the Closing, after giving effect to the assignments contemplated by the Transaction Documents, the Companies will have the right to use all domain names material to the conduct of the Post Business as conducted as of the date of this Agreement, including the domain names set forth on Schedule 3.08(a)(ii), as URLs, and the consummation of the Acquisition and the other transactions contemplated hereby does not and will not conflict with, alter or impair any such rights.

(b)  Except as set forth on Schedule 3.08(b), to the knowledge of Seller, the operation of the Post Business as conducted as of the date of this Agreement does not misappropriate or infringe or otherwise violate any Intellectual Property rights of any person, other than would not give rise to any material liability of the Companies.  Seller has not received any written notice of claims that are pending or threatened, in each case during the 24 months preceding the date of this Agreement, against Seller or any Company by any person that (i) allege any Post Intellectual Property used by any Company or the conduct of the Post Business misappropriates or infringes or otherwise violates the Intellectual Property of another person or (ii) challenge the validity, enforceability or ownership of any Post Intellectual Property.  To the knowledge of Seller, there is no continuing infringement as of the date of this Agreement by any other person of any material Post Intellectual Property.

(c)  The Companies have at all times since January 1, 2010 complied in all material respects with all Applicable Laws relating to privacy, data protection and the collection and use of personal information and user information gathered or accessed in the course of the operations of the Post Business.  Each Company has at all times since January 1, 2010 complied in all material respects with all rules, policies and procedures established by such Company from time to time with respect to the foregoing.  No legal claims or material complaints have been asserted or, to Seller’s knowledge, threatened against a Company by any person or entity alleging a violation of such person’s or entity’s privacy, personal or confidentiality rights under any such laws, regulations, rules, policies or procedures.  To Seller’s knowledge, there has not been any theft, compromise or material loss of any such personal or confidential information.

(d)  In this Agreement:

(i)  “Intellectual Property” means any and all intellectual property rights and other similar proprietary rights in any jurisdiction, whether registered or unregistered, including all rights and interests pertaining to or deriving from: (i) patents, patent applications and patent disclosures, (ii) trademarks, service marks, trade dress, logos, trade names and company names and registrations and applications for registration thereof, together with all of the goodwill associated therewith (collectively, “Trademarks”), (iii) copyrights and copyrightable works and registrations and applications for registration thereof including all derivative works and moral rights associated therewith, (iv) computer software and proprietary data, data bases and documentation thereof, (v) trade secrets, know-how and other proprietary confidential information and (vi) social media handles and domain names.

(ii)  “Post Intellectual Property” means all Intellectual Property owned by any member of the Seller Group or any Company and primarily used by the Post Business, excluding any Intellectual Property developed by WaPo Labs (which, for the avoidance of doubt, is not intended to include Trademarks, social media handles and domain names).

(iii)  “Post Marks” means any Trademarks included in the Post Intellectual Property, including the “The Washington Post” and any rights that Seller may have to any derivations, variations or abbreviations thereof (such as those incorporating the term “WP” or “Post”).

SECTION 3.09.  Contracts.  (a)  Schedule 3.09 sets forth each of the following (x) by which any Company is bound as of the date of this Agreement or (y) that primarily relates to the Post Business and by which a member of the Seller Group is bound as of the date of this Agreement:

(i)  Contract that imposes or, if a Transferred Asset, will impose, on a Company noncompetition, exclusivity or most favored nation obligations that (A) materially limit the conduct of the Post Business as conducted as of the date of this Agreement or (B) apply to an Affiliate of a Company (other than another Company);

(ii)  (A) Contract binding a Company with any member of the Seller Group that will not be terminated on or prior to the Closing or (B) Contract binding, or if a Transferred Asset, will bind, a Company with any director or officer of any member of the Seller Group or any “associates” or members of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such director or officer (other than any Benefit Agreement);

(iii)  Contract binding, or if a Transferred Asset, will bind, a Company with any director or officer of any Company or any “associate” or members of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such director or officer (other than any Benefit Agreement);

(iv)  lease, sublease or similar Contract with any person (other than a Company) under which the applicable Company is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any person, in any such case which provides, or if a Transferred Asset, will provide, for a future liability of a Company in excess of $200,000 annually and is not terminable by the applicable Company by notice of not more than 90 days;

(v)  Contract under which the applicable Company has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any person (other than a Company) or any other note, bond, debenture or other evidence of indebtedness of the applicable Company (other than in favor of another Company), other than (A) indebtedness owed to a member of the Seller Group to be discharged on or prior to Closing and (B) trade payables arising in the ordinary course of business consistent with past practice;

(vi)  Contract (including any so-called take-or-pay or keepwell agreements) under which (A) any person, other than a Company, has guaranteed indebtedness, liabilities or obligations of a Company or (B) a Company has guaranteed indebtedness, liabilities or obligations of any person, other than another Company (in each case other than endorsements for the purpose of collection in the ordinary course of business consistent with past practice);

(vii)  Contract under which the applicable Company has made any advance, loan, extension of credit or capital contribution to, or other investment in, any person (other than a Company and other than extensions of trade credit and other advances under commercial arrangements in the ordinary course of business consistent with past practice);

(viii)  Contract for the sale (whether by merger, sale of stock, sale of assets or otherwise) of any material asset of the applicable Company (other than inventory sales in the ordinary course of business consistent with past practice) or the grant of any preferential rights to purchase any such asset or requiring the consent of any party to the transfer thereof;

(ix)  Contract relating to the acquisition of any business (whether by merger, sale of stock, sale of assets or otherwise) that (A) was entered into after January 1, 2012, or (B) otherwise contains material ongoing obligations of a Company;

(x)  material Contract with any Governmental Entity (other than any advertising Contract entered into in the ordinary course of business consistent with past practice);

(xi)  currency exchange, interest rate exchange, commodity exchange or similar Contract;

(xii)  Contract for any joint venture, equity partnership or other similar arrangement binding, or if a Transferred Asset, that will bind, a Company;

(xiii)  exclusive license or other material license, sublicense or option with respect to any Intellectual Property (including any such license under which a Company is licensee or licensor of any such Intellectual Property), other than non-exclusive licenses for commercially available software licenses;

(xiv)  Contract for the purchase of materials, supplies, goods, services, equipment or other assets, in each case which provides, or if a Transferred Asset, will provide, for a future liability of a Company in excess of $200,000 annually and is not terminable by the applicable Company by notice of not more than 90 days;

(xv)  Contract for the sale of advertisements (other than purchase or insertion orders) with the 15 largest advertising customers of the Post Business based on revenue for the eight months ending August 31, 2013; and

(xvi)  Contract providing for printing services to any Company.

(b)  All Contracts set forth in Schedule 3.09 (the “Company Contracts”) are valid, binding and in full force and effect and are enforceable by the applicable Company in accordance with their terms.  The applicable Company has performed in all material respects all obligations required to be performed by it through the date of this Agreement under the Company Contracts, and it is not (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder and, to the knowledge of Seller, no other party to any Company Contract is (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder.  None of Seller and the Companies has received during the 12 months preceding the date of this Agreement any notice of the intention of any party to terminate any Company Contract.  Complete and correct copies of all Company Contracts, together with all amendments thereto, have been made available to Purchaser.

SECTION 3.10.  Permits.  (a)  During the 12 months preceding the date of this Agreement, none of Seller and the Companies has received notice of any Proceeding relating to the revocation or modification of any certificate, license, permits, franchise, authorization or approval issued or granted by any Governmental Entity (“Permit”) that is material to the conduct of the Post Business as conducted as of the date of this Agreement.  None of the material Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

(b)  The Companies validly hold and possess all Permits to own or hold under lease and operate their respective assets and to conduct the Post Business as conducted as of the date of this Agreement, other than such Permits the lack of which, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect, and the applicable Company has complied in all material respects with all terms and conditions of all such Permits.

(c)  The provisions of Section 3.10(b) do not apply to Permits that may be required under any Environmental Law.

SECTION 3.11.  Taxes.  (a)  Each Company has filed or caused to be filed when due in accordance with Applicable Law (taking into account any applicable extensions) all material Tax Returns required to be filed.  Such Tax Returns are complete and accurate in all material respects.  Each Company has timely paid all material Taxes required to be paid by such Company in accordance with Applicable Law, unless such Taxes are being contested in good faith.

(b)  There are no Liens for Taxes with respect to any of the material assets or properties of any Company other than Liens for Taxes that are not due and payable or that may thereafter be paid without penalty.

(c)  There are no ongoing audits, actions, suits, proceedings, or investigations, and no claims are outstanding, by any Taxing Authority involving material Taxes of any Company and, as of the date of this Agreement, no written notice or written threat of such a claim, audit, action, suit, proceeding or investigation has been received by any Company.

(d)  There are no outstanding agreements or waivers extending the statutory period of limitation for the assessment and collection of any material Taxes of any Company for which Purchaser may be responsible under this Agreement.

(e)  To the knowledge of Seller, the Companies have not engaged in any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2).

(f)  Each of the Companies is disregarded as an entity separate from its owner for U.S. Federal income Tax purposes.

SECTION 3.12.  Proceedings.  There is no pending or, to the knowledge of Seller, threatened Proceeding against any Company that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect.  None of the Companies is a party or subject to or in default under any Judgment, other than for such Judgments that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect.  As of the date of this Agreement, there is not any Proceeding or claim by any Company pending, or which any Company intends to initiate, against any other person, other than claims of $200,000 or less.  This Section 3.12 does not relate to matters with respect to Taxes or Intellectual Property.

SECTION 3.13.  Benefit Plans.  (a)  Schedule 3.13(a)(i) sets forth a complete and accurate list of each Benefit Plan.  Schedule 3.13(a)(ii) sets forth a complete and accurate list of each Benefit Agreement.

(b)  With respect to each material Benefit Plan and each material Benefit Agreement, as of the date of this Agreement, Seller has delivered or made available complete and accurate copies of such Benefit Plan (or a written description thereof, with respect to each unwritten Assumed Benefit Plan) or Benefit Agreement (or a representative form thereof and copies of each Assumed Benefit Agreement differing materially from such form), including any amendment thereto.  With respect to each material Assumed Benefit Plan and each material Assumed Benefit Agreement, as of the date of this Agreement, Seller has delivered or made available complete and accurate copies of (i) each trust, insurance, annuity or other funding Contract related thereto, (ii) the most recent summary plan description and any summary of material modifications (if any) prepared for such Benefit Plan, (iii) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto, (iv) the most recent determination or opinion letter from the Internal Revenue Service (“IRS”) and (v) the most recent annual report on Form 5500 required to be filed with the IRS with respect thereto (if any).

(c)  Each Assumed Benefit Plan and each Assumed Benefit Agreement (and any related trust or other funding vehicle) has been administered in accordance with its terms and is in compliance with ERISA, the Code and all other Applicable Laws, except for instances of noncompliance that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect.  Each of the Companies and, to the extent applicable, each member of the Seller Group, is in compliance with ERISA, the Code and all other Applicable Laws applicable to Assumed Benefit Plans and Assumed Benefit Agreements and the terms of all Collective Bargaining Agreements, except for instances of noncompliance that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect.

(d)  Schedule 3.13(d) sets forth, as of the date of this Agreement, each Assumed Benefit Plan that provides health, medical, life insurance or death benefit (whether or not insured) with respect to Post Business Employees (or any of their beneficiaries) after retirement (other than coverage or benefits (i) required to be provided under Part 6 of Title I of ERISA or Section 4980(B)(f) of the Code, or any other Applicable Law, or (ii) the full cost of which is borne by the employee or former employee (or any of their beneficiaries)) (the “Post-Retirement Welfare Plans”).

(e)  None of the execution and delivery of this Agreement or the consummation of the Acquisition or any other transaction contemplated by this Agreement (alone or in conjunction with any other event) will (i) entitle any Post Business Employee to any material compensation or benefit, (ii) materially increase the amount of compensation or benefits due to any Post Business Employee or (iii) accelerate the time of payment or vesting, or trigger any payment or funding, of any material compensation or benefits or trigger any other obligation under any material Assumed Benefit Plan or material Assumed Benefit Agreement, except, in each case, for arrangements for which the Seller Group shall be solely liable.  No Assumed Benefit Plan and no Assumed Benefit Agreement would result in the payment (whether in connection with a termination of employment or otherwise) of any “excess parachute payment” within the meaning of Section 280G of the Code as a result of the transactions contemplated by this Agreement.

(f)  With respect to each Assumed Benefit Plan: (i) if intended to qualify under Section 401(a), 401(k) or 403(a) of the Code or under any law or regulation of any foreign jurisdiction or governmental agency, such plan so qualifies, its trusts (if any) are exempt from taxation under Section 501(a) of the Code (or the comparable provisions of any law or regulation of any foreign jurisdiction or governmental agency) and the consummation of the transactions contemplated by this Agreement will not adversely affect such qualification or exemption; (ii) there are no pending or threatened claims against, by or on behalf of any Assumed Benefit Plans or the assets, fiduciaries or administrators thereof (other than routine claims for benefits); (iii) no breaches of fiduciary duty under which the Company or a fiduciary could reasonably be expected to incur a material liability have occurred; (iv) no non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred; (v) no Lien imposed under the Code, ERISA or any foreign law exists; and (vi) all premiums and expenses to or in respect of such Assumed Benefit Plan have been timely paid in full or, to the extent not yet due, have been adequately accrued on Seller’s consolidated financial statements; except, in the case of each of (i), (ii), (iii), (iv), (v) and (vi), as could not reasonably be expected to give rise to any material liability to the Companies or the Purchaser.

(g)  Except as set forth on Schedule 3.13(g), no Assumed Benefit Plan, nor any Company or any Commonly Controlled Entity with respect to any Assumed Benefit Plan, is under audit or is the subject of an audit or investigation by the IRS, the U.S. Department of Labor, the PBGC or any other federal or state governmental agency or any foreign Regulatory Agency, nor is any such audit or investigation pending or, to the knowledge of the Company, threatened, except as could not reasonably be expected to give rise to any material liability to the Companies or the Purchaser.

SECTION 3.14.  Absence of Changes or Events.  Since December 31, 2012, there has not been any change, event or occurrence that has had or is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.  From December 31, 2012 to the date of this Agreement, the Post Business has been conducted in the ordinary course consistent with past practice.  From December 31, 2012 to the date of this Agreement, none of the Companies has taken any of the following actions or omitted to take any of the following actions, in each case, with respect to the Post Business, other than actions in the ordinary course consistent with past practice:

(a)  materially increased the compensation payable or to become payable or the benefits provided to any Post Business Employee, except (A) for increases for which Seller shall be solely liable or (B) as required by Applicable Law or any Benefit Plan, Benefit Agreement, Collective Bargaining Agreement or other Contract;

(b)  adopted, established or entered into any new material Assumed Benefit Plan or material Assumed Benefit Agreement, or materially amended any existing Assumed Benefit Plan or Assumed Benefit Agreement;

(c)  materially amended or terminated any Contract listed or required to be listed on Schedule 3.09 or any Collective Bargaining Agreement;

(d)  sold, leased or disposed of any assets material to the Post Business (other than any Excluded Assets), in any single transaction or series of related transactions;

(e)  made any amendment to the organizational documents of any Company;

(f)  cancelled any indebtedness owed to a Company or waived any claims or rights of a Company;

(g)  adopted any plan of merger, consolidation, reorganization, liquidation or dissolution with respect to, or filed a petition in bankruptcy under any provisions of Federal or state bankruptcy law or consented to the filing of any bankruptcy petition against, any Company under any similar law;

(h)  (i) made or changed any material Tax election relating solely to a Company or (ii) settled or compromised any material Tax liability of a Company, but, in each case, only to the extent such action would reasonably be expected to have a significant effect on Purchaser or any Company;

(i)  terminated, abandoned, canceled, let lapse, failed to continue to prosecute or renew, sold, transferred or otherwise disposed of any material Post Intellectual Property;

(j)  made or committed to make any material capital expenditures to be made following the Closing, or failed to make any material capital expenditure, in either case in a manner inconsistent with the annual budget for the Post Business provided to Purchaser; and

(k)  other than transactions in connection with Section 1.06, made any loans, advances or capital contributions to, or investments in, any other person (other than a Company).

SECTION 3.15.  Compliance with Applicable Laws.  The Companies are, and have been since January 1, 2010, in compliance with all Applicable Laws, except for instances of noncompliance that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect.  None of Seller and the Companies has received any written communication or notice during the past 12 months from any Governmental Entity that alleges that any Company is not in compliance in any material respect with any Applicable Law.  This Section 3.15 does not relate to Applicable Laws relating to Tax, to any notices or communications from, or allegations by, a Taxing Authority, or to environmental matters.

SECTION 3.16.  Environmental Matters.  (a)  Except for matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect, (i) to the knowledge of Seller, the Companies are and, since January 1, 2008, have been in compliance with all Environmental Laws and Environmental Permits; (ii) the Companies hold all Environmental Permits required for the Companies to conduct the Post Business as conducted as of the date of this Agreement; (iii) none of Seller and the Companies has received any written communication or notice during the past 12 months from any Governmental Entity that alleges that any Company is not in compliance with or has any liability under Environmental Law; (iv) none of the Companies is a party or is subject to or in default under any Judgment pursuant to any Environmental Law; (v) there is no pending or, to the knowledge of Seller, threatened Proceeding against any Company pursuant to any Environmental Law with respect to the Post Business; (vi) none of Seller and the Companies has received any written notice in the past three years or that otherwise remains unresolved that alleges that any Company has actual or potential liability pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act or any similar state or local Environmental Law, in each case with respect to the Post Business; and (vii) to the knowledge of Seller, no Hazardous Materials are present in soil or groundwater (other than such presence that is the subject of a no further action letter or that has received similar closure from an applicable Governmental Entity with jurisdiction over the matter) at, in, on or under any Owned Properties or any real properties that are the subject of the Real Property Leases at levels or in concentrations that require any investigation, cleanup or other remedial action (“Remedial Action”) pursuant to any Environmental Law.

(b)  To the knowledge of Seller, Seller has provided or made available to Purchaser or its consultant copies of all material written environmental assessments, audits, investigations, and sampling, monitoring or remediation reports conducted since January 1, 2008 and in the possession of Seller or the Companies identifying or addressing the release or presence of, or exposure to, any Hazardous Materials at any Owned Properties or at any real properties that are the subject of the Real Property Leases that would reasonably be expected to result in a liability or obligation of any Company pursuant to Environmental Law.

SECTION 3.17.  Labor Matters.  (a)  Schedule 3.17(a) sets forth a complete and accurate list of all collective bargaining or other labor union Contracts applicable to any Post Business Employees (the “Collective Bargaining Agreements”), including two Collective Bargaining Agreements that have expired but remain subject to the statutory duty to bargain.  Seller has made available to Purchaser copies of such Collective Bargaining Agreements.  None of the Companies has breached or otherwise failed to comply with any provision of any Collective Bargaining Agreement, except for any breach that, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect.  As of the date of this Agreement, there is no (a) unfair labor practice charge or complaint or other proceeding pending or, to the knowledge of Seller, threatened against any Company before the National Labor Relations Board or any similar sovereign state or local agency or (b) labor strike, slowdown, work stoppage or lockout pending, or, to the knowledge of Seller, threatened, against or affecting any Company, nor has there been any such activity within the past 12 months, except, in the case of each of clauses (a) and (b), for any such action, conduct, practice or proceeding that, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect.  The Companies are, and have been since January 1, 2010, in compliance with all Applicable Laws with respect to labor relations, employment and employment practices, occupational safety and health standards, terms and conditions of employment, payment of wages, immigration, visa, work status, pay equity and workers’ compensation, except for instances of noncompliance that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect.

(b)  In the three years prior to the date hereof, no Company has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Applicable Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Companies or (ii) a “mass layoff” (as defined in the WARN Act or any similar Applicable Law) affecting any site of employment or facility of the Companies.

SECTION 3.18.  Intercompany Advances and Debt.  Immediately following the Closing, no Company shall be party to, or liable under, any Intercompany Agreement or Intercompany Account other than the Intercompany Agreements and Intercompany Accounts set forth on Schedule 1.06.

SECTION 3.19.  Finder’s Fees.  Except for Allen & Company LLC, whose fees and expenses will be paid by Seller, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller or any Company who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE IV

Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to Seller, as of the date of this Agreement, as follows:

SECTION 4.01.  Organization, Standing and Power.  Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.  Purchaser has made available to Seller true and complete copies of the organizational documents of Purchaser, in each case as amended through the date of this Agreement.

SECTION 4.02.  Authority; Execution and Delivery; Enforceability.  Purchaser has full power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby.  The execution and delivery by Purchaser of this Agreement and the other Transaction Documents to which it is a party and the consummation by Purchaser of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action.  Purchaser has duly executed and delivered this Agreement and the other Transaction Documents to which it is party, and (assuming due authorization, execution and delivery by each other party) this Agreement constitutes, and the other Transaction Documents will after the Closing constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms.  No vote of the equity holders of Purchaser is necessary to approve this Agreement or the other Transaction Documents to which Purchaser is a party or the Acquisition or the other transactions contemplated hereby and thereby.

SECTION 4.03.  No Conflicts; Consents.  The execution and delivery by Purchaser of this Agreement and the other Transaction Documents to which it is a party do not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby and compliance by Purchaser with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Purchaser under, any provision of (i) the organizational documents of Purchaser, (ii) any Contract to which Purchaser is a party or by which any of its properties or assets is bound or (iii) any Judgment or Applicable Law applicable to Purchaser or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and are not reasonably likely to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement and the other Transaction Documents to which it is a party or on the ability of Purchaser to consummate the Acquisition and the other transactions contemplated hereby (a “Purchaser Material Adverse Effect”).  No Consent of or registration, declaration or filing with, or notification to, any Governmental Entity or other person is required to be obtained or made by or with respect to Purchaser in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents to which it is a party or the consummation of the Acquisition or the other transactions contemplated hereby and thereby, other than (A) compliance with and filings under the HSR Act, (B) those that may be required solely by reason of the participation of Seller and the Companies (as opposed to any other third party) in the Acquisition and the other transactions contemplated hereby and by the other Transaction Documents and (C) such other Consents, registrations, declarations, filings or notifications the failure of which to be obtained or made, individually or in the aggregate, is not reasonably likely to have a Purchaser Material Adverse Effect.

SECTION 4.04.  Litigation.  There is not any (a) outstanding Judgment against Purchaser or (b) Proceeding pending or, to the knowledge of Purchaser, threatened against Purchaser that, in any case, individually or in the aggregate, has had or is reasonably likely to have a Purchaser Material Adverse Effect.

SECTION 4.05.  Securities Act.  The Securities purchased by Purchaser pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and Purchaser shall not offer to sell or otherwise dispose of the Securities so acquired by it in violation of any of the registration requirements of the Securities Act.

SECTION 4.06.  Availability of Funds.  Purchaser has cash on hand sufficient to enable it to consummate the Acquisition and the other transactions contemplated by this Agreement.

SECTION 4.07.  Finder’s Fees.  There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Purchaser who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE V

Covenants

SECTION 5.01.  Access to Information.  After the date hereof and until the date that is five years after the date hereof (or, with respect to any Records, the date such Records are destroyed in accordance with the Companies’ record retention policies in effect as of the date hereof), (i) Purchaser shall provide to Seller and its accountants, counsel and other representatives reasonable access, upon reasonable notice during normal business hours, to information (or legible copies thereof) reasonably related to the operation of the Excluded Assets, the Excluded Liabilities or the Post Business, in each case, as Seller may reasonably request and (ii) Seller shall provide to Purchaser and its accountants, counsel and other representatives reasonable access, upon reasonable notice during normal business hours, to information (or legible copies thereof) reasonably related to the operation of the Post Business as Purchaser may reasonably request; provided, however, that (A) such access does not disrupt the normal operations of Purchaser or Seller, as applicable, in any material respect and (B) such access shall not include access to information the disclosure of which is legally prohibited or to such portions of documents or information subject to attorney-client privilege and the provision of which, as determined by counsel of Purchaser or Seller, as applicable, may eliminate the privilege pertaining to such documents.

SECTION 5.02.  Confidentiality.  (a)  After the date hereof and for a period of three years thereafter, Purchaser shall, and shall cause its subsidiaries and its and their respective Representatives to, keep confidential all information relating to the Excluded Assets and Excluded Liabilities, except as may be required by Applicable Law or administrative process and except for information that (i) is generally available to the public other than as a result of a breach of this Section 5.02(a), (ii) was known to Purchaser or in Purchaser’s possession prior to the date of disclosure thereof by Seller or any of its Representatives, or (iii) is received by or becomes available to Purchaser from a source other than Seller or any of its Representatives, so long as the source of such information was not known by Purchaser or its Representatives, after reasonable inquiry, to be bound by any obligation of confidentiality to Seller. The obligation of Purchaser and its subsidiaries to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

(b)  After the date hereof and for a period of three years thereafter, Seller shall, and shall cause its subsidiaries and its and their respective Representatives to, keep confidential all information relating to the Post Business, except as may be required by Applicable Law (including, for avoidance of doubt, any applicable rules of any stock exchange or automated quotation system) or administrative process and except for information that is available to the public on the date hereof or thereafter becomes available to the public other than as a result of a breach of this Section 5.02(b). The obligation of Seller and its subsidiaries to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

SECTION 5.03.  Reasonable Best Efforts.  Each Party shall use its reasonable best efforts (at its own expense) to obtain, and cooperate in obtaining, all Consents from third parties (including Governmental Entities) that are required to be obtained by it in connection with the Acquisition or the other transactions contemplated hereby; provided, however, that the Parties shall not be required to pay or commit to pay any amount to (or relinquish any rights or incur any obligation in favor of) any person from whom any such Consent may be required (other than nominal filing or application fees).

SECTION 5.04.  Expenses; Transfer Taxes.  (a)  Except as otherwise set forth herein or as otherwise agreed in writing by the Parties, all costs, fees and expenses incurred in connection with the negotiation, execution and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby shall be paid by the Party incurring such cost, fee or expense, including all costs and expenses incurred pursuant to Section 5.03.

(b)  Except as otherwise set forth herein or as otherwise agreed in writing by the Parties, all sales Taxes, use Taxes, transfer Taxes, filing fees and similar Taxes, fees, charges and expenses (“Transfer Taxes”) required to be paid in connection with the Acquisition and the other transactions contemplated by this Agreement and the other Transaction Documents shall be borne equally between Purchaser and Seller; provided that Seller shall bear 100% of any Transfer Taxes incurred in connection with any transfers pursuant to Section 1.03.  Each Party shall use reasonable efforts to avail itself of any available exemptions from Transfer Taxes, and to cooperate with the other Parties in providing any information and documentation that may be necessary to obtain such exemptions.

SECTION 5.05.  Tax Matters.  (a)  (i)  Seller and Purchaser agree to treat the Acquisition as a sale of assets by Seller to Purchaser for U.S. Federal income Tax purposes.

(ii)  Prior to the date hereof, Seller and Purchaser jointly engaged Bond & Pecaro, Inc. to conduct an appraisal of the assets of the Companies (the “Initial Appraisal”).  The fees and expenses of Bond & Pecaro, Inc. shall be borne equally by Seller and Purchaser.  If within 30 days of receiving the Initial Appraisal, Seller or Purchaser notifies the other Party in writing of any objections to one or more items reflected in such Initial Appraisal, Seller and Purchaser shall negotiate in good faith to resolve such dispute.  If neither Party objects within 30 days of receiving the Initial Appraisal, or upon resolution of any disputed items by Seller and Purchaser, the Initial Appraisal (as amended to reflect any such resolution) shall be the “Final Appraisal”.  If Seller and Purchaser fail to resolve any dispute within 30 days of either Party objecting to the Initial Appraisal, then there shall be no Final Appraisal  and, therefore, no Agreed Price Allocation (as defined below) and each Party shall use its own allocation as each such Party shall deem appropriate.

(iii)  In the event there is a Final Appraisal, within 10 days of obtaining such Final Appraisal, Seller shall deliver to Purchaser a statement (the “Proposed Allocation Statement”) allocating the Purchase Price (increased by any liabilities deemed assumed by Purchaser for U.S. Federal income Tax purposes and any other items to the extent properly taken into account under Section 1060 of the Code) among the assets treated as acquired by Purchaser for U.S. Federal income Tax purposes pursuant to this Agreement in accordance with the Final Appraisal and Section 1060 of the Code.  If within 10 days after receipt of the Proposed Allocation Statement, Purchaser notifies Seller in writing that it objects to one or more items reflected in the Proposed Allocation Statement, Purchaser and Seller shall negotiate in good faith to resolve such dispute.  If Purchaser does not so object within 10 days of its receipt of the Proposed Allocation Statement, or upon resolution of the disputed items by Purchaser and Seller, the allocation reflected on the Proposed Allocation Statement (as such may have been adjusted) shall be the “Agreed Price Allocation”.  If Seller and Purchaser fail to resolve any dispute within 10 days of Purchaser objecting to the Proposed Allocation Statement, then there shall be no Agreed Price Allocation and each Party shall use its own allocation as each such Party shall deem appropriate consistent with the Final Appraisal.

(iv)  In the event there is an Agreed Price Allocation:

(A) if an adjustment is made with respect to the Purchase Price pursuant to Section 1.05, the Agreed Price Allocation shall be adjusted as necessary and as mutually agreed by Seller and Purchaser to reflect such adjustment;

(B) Seller and Purchaser agree to be bound by the Agreed Price Allocation for all Tax purposes and to not take any position that is inconsistent with the Agreed Price Allocation in the preparation, filing and audit of any Tax Return or in any Tax Proceeding, unless otherwise required by a Final Determination; and

(C) in the event any reported position based on the Agreed Price Allocation is audited or disputed by any Taxing Authority, the Party hereto receiving notice thereof shall promptly notify the other Parties hereto.

(b)  Tax Returns.  The Party that has, itself, or that owns a subsidiary that has, the primary obligation to do so under Applicable Law shall file, or cause to be filed, any Tax Return that is required to be filed in respect of Taxes of any Company, and such Party shall pay, or cause to be paid, the Taxes shown as due on such Tax Return; provided that, to the extent any such Tax Return filed, or cause to be filed, by Purchaser reflects Taxes that are allocable to a Pre-Closing Tax Period, such Tax Return shall be prepared on a basis consistent with past practice and Purchaser and Seller shall cooperate in good faith to determine the amount of such Taxes.  To the extent any such Taxes paid, or caused to be paid, by Purchaser are allocable to a Pre-Closing Tax Period, or any such Taxes paid, or caused to be paid, by Seller are allocable to a Post-Closing Tax Period, Purchaser or Seller (as applicable) shall pay to the other Party such amount promptly after the payment of such Taxes.

(c)  Cooperation.  Seller, on the one hand, and Purchaser and the Companies, on the other hand, shall reasonably cooperate, and shall cause their respective officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns, including by complying with Sections 5.01 and 5.08 as such Sections apply to Records relating to Taxes.

(d)  Refunds, Credits and Offsets.  Any refund, credit or offset (a “Refund”) of Taxes for which Seller is indemnifying Purchaser pursuant to Section 7.01 (i.e., any Taxes of any Company for Pre-Closing Tax Periods) shall be for the account of Seller and any Refund of Taxes for which Purchaser is indemnifying Seller pursuant to Section 7.01 (i.e., any Taxes of any Company for Post-Closing Tax Periods) shall be for the account of Purchaser.  Seller, on the one hand, and Purchaser and the Companies, on the other hand, shall reasonably cooperate, and shall cause their respective officers, employees, agents, auditors and representatives reasonably to cooperate, in the exchange of any information related to any such Refunds.  Purchaser shall, if Seller so requests and at Seller’s expense, reasonably cooperate in causing the Companies to file for and obtain any Refunds to which Seller is entitled under this Section 5.05(d).  Purchaser shall permit Seller reasonable control over the prosecution of any such Refund claim and, where deemed appropriate by Seller in its reasonable discretion, shall cause the Companies to authorize by appropriate powers of attorney such persons as Seller shall designate to represent the Companies, as applicable, with respect to such Refund claim.  In the event Seller or any of its subsidiaries receives any Refund that is for the account of Purchaser, or Purchaser or any of its subsidiaries receives any Refund that is for the account of Seller, Seller or Purchaser (as applicable) shall pay, or cause to be paid, to the other Party the amount of such Refund (net of any Taxes) within 10 days after the Refund is received or, in the case of a credit or offset, within 10 days after the credit or offset is allowed or applied against another Tax liability.  If any such Refund is subsequently disallowed, then amounts previously paid pursuant to this Section 5.05(d) in respect of such Refund shall be repaid to the extent of such disallowance.

(e)  Tax Sharing Agreements.  Any Tax sharing agreement between (i) any member of the Seller Group, on the one hand, and (ii) any Company, on the other hand, shall terminate as to the Companies on or before the date hereof and, after the date hereof, the Companies shall have no rights or obligations under any such Tax sharing agreement.

(f)  Purchase Price Adjustment.  Seller and Purchaser agree to treat any amounts payable pursuant to Section 1.05 or Article VII (except to the extent attributable to interest) as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Applicable Law or a Final Determination.

SECTION 5.06.  Post-Closing Cooperation.  (a)  Each of Seller and Purchaser shall cooperate with each other, and shall cause their respective subsidiaries and Representatives to cooperate with each other, to ensure the orderly transition of the Companies from Seller to Purchaser, the Transferred Assets to the Companies and the Excluded Assets and Excluded Liabilities from the Companies to Seller, and to minimize any disruption to the Companies and the Post Business and the other respective businesses of Seller and Purchaser that might result from the transactions contemplated hereby.  After the Closing, upon reasonable written notice, Seller and Purchaser shall provide or cause to be provided to each other and their respective Representatives reasonable assistance, during normal business hours, relating to the Companies, Transferred Assets, Excluded Assets or Excluded Liabilities (to the extent within the control of such Party) as is reasonably necessary for financial reporting, accounting matters, any audit, investigation, dispute, litigation or any other reasonable business purpose relating to the Companies, Transferred Assets, Excluded Assets or Excluded Liabilities.

(b)  Each Party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 5.06 and Section 5.01.  No Party shall be required by this Section 5.06 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations (or, in the case of Purchaser, the Post Business).

SECTION 5.07.  Publicity.  No press release, notice, disclosure or other publicity concerning the transactions contemplated by this Agreement and the other Transaction Documents shall be issued, given, made or otherwise disseminated by Seller or Purchaser without the approval of the other Party (which approval shall not be unreasonably withheld), except as such release, notice, disclosure or other publicity may be required by Applicable Law or legal process or the rules or regulations of any United States or foreign securities exchange or automated quotation system, in which case the Party required to make the release, notice, disclosure or other publicity shall (if reasonably practicable and if not prohibited by Applicable Law) allow the other Party reasonable time to comment on such release, notice, disclosure or other publicity in advance of such issuance.

SECTION 5.08.  Records.  (a)  On the date hereof, Seller shall deliver or cause to be delivered to Purchaser all Company Contracts and all other material Contracts, documents, books, records and files, including records and files stored on computer disks or tapes or any other storage medium, to the extent related to the operation of the Post Business (collectively, “Records”), if any, in the possession of Seller or the other members of the Seller Group and to the extent not then in the possession of the Companies, subject to the following exceptions:

(i)  Purchaser recognizes that Seller is entitled to (A) retain such Records to the extent not reasonably separable from documents or databases that do not relate exclusively to the Post Business (provided that Seller shall provide Purchaser copies of the relevant portions thereof or access thereto pursuant to Section 5.01) and (B) remove or redact any information that does not relate to the operation of the Post Business from such items;

(ii)  Seller may retain all Records prepared primarily in connection with the sale of the Securities, including bids received from other parties and analyses relating to any of the Companies or the Post Business; and

(iii)  Seller may retain any Tax Returns and related work papers and other Tax records, and, with respect to periods for which the statute of limitations has not expired, Purchaser shall be provided with copies of, to the extent in existence and available to Seller, separate Tax Returns of the Companies.

Notwithstanding anything to the contrary in this Agreement, this Section 5.08(a) shall not apply to any Records relating to any Benefit Plan, Benefit Agreement or any other retirement or welfare benefit arrangement for any Post Business Employee, which shall be subject to Section 6.11.

(b)  Purchaser acknowledges that the Companies may possess information relating to the other operations of the Seller Group (including the Excluded Assets). After the date hereof, to the extent Purchaser or any Company locates any material confidential information relating exclusively to the Seller Group, Purchaser shall, and shall cause the applicable Company to, if reasonably practicable, return such information to Seller. In the event that any such information cannot reasonably be segregated from other information of the Companies, Purchaser shall, and shall cause the Companies to, preserve the confidential nature of such information in accordance with Section 5.02 and provide access to such information to Seller and its employees and other representatives in accordance with Section 5.01.

SECTION 5.09.  Solicitation of Employees; Noncompetition.  (a)  For a period of 18 months from the Closing, Seller shall not, and shall cause each of its subsidiaries not to, solicit or recruit for employment any Active Employee except for (i) general solicitations of employment by Seller or its Affiliates (including solicitations through employee search firms or similar agents) not specifically directed towards Active Employees and (ii) solicitations of Active Employees whose employment was terminated by Purchaser or any Company.  For a period of 18 months from the Closing, Purchaser shall not, and shall cause each of its subsidiaries not to, solicit or recruit for employment any employee of the Seller Group who is employed as of the Closing except for (A) general solicitations of employment by Purchaser or its Affiliates (including solicitations through employee search firms or similar agents) not specifically directed towards employees of the Seller Group and (B) solicitations of former employees of the Seller Group whose employment was terminated by any member of the Seller Group.

(b)  Seller agrees that for a period of three (3) years after the date hereof, neither it nor any of its subsidiaries shall engage, as a principal or for its own account, or as holders of stock or other equity interests in any corporation, joint stock association, limited liability company, partnership or other entity, in any business within the United States of America and its territories that engages primarily in a Competing Business; provided that nothing herein shall prohibit the acquisition by Seller or any of its subsidiaries of (i) a diversified company having not more than the greater of (A) 15% of its sales or (B) $50,000,000 of total sales (in each case based on its latest annual audited financial statements) attributable to a Competing Business, so long as substantially all of the operations and assets of such company relating to such Competing Business are disposed of by Seller or its applicable subsidiaries within one year following the acquisition thereof or (ii) equity securities comprising less than 5% of the economic and voting interest in a Competing Business provided that none of Seller or its subsidiaries engages actively in the management, strategy or operations thereof.

(c)  If any provision contained in this Section 5.09 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 5.09, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  It is the intention of the Parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by Applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 5.09 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such Applicable Law.  Seller acknowledges that Purchaser would be irreparably harmed by any breach of this Section 5.09 and that there would be no adequate remedy at law or in damages to compensate Purchaser for any such breach.  Seller agrees that Purchaser shall be entitled to injunctive relief requiring specific performance by Seller of this Section, and Seller consents to the entry thereof.

SECTION 5.10.  Further Assurances.  From time to time, as and when requested by any Party, each Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to Section 5.03), as such other Party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement, including, in the case of Seller, executing and delivering to Purchaser such assignments, deeds, bills of sale, consents and other instruments as Purchaser or its counsel may reasonably request as necessary or desirable for such purpose.

SECTION 5.11.  Replacement of Credit Support.  As soon as reasonably practicable following the date hereof, Purchaser shall arrange, at its sole cost and expense, for replacement arrangements for all guarantees, covenants, indemnities, surety bonds, letters of credit or similar assurances or credit support provided by Seller or any other member of the Seller Group for the benefit of any Company that are in existence as of the date hereof, including replacement guarantees and letters of credit, and that are, in each case, listed on Schedule 5.11, and shall use commercially reasonable efforts to obtain releases indicating that Seller and its Affiliates have no liability with respect thereto, in each case reasonably satisfactory to Seller.

SECTION 5.12.  Use of Names.  Except as set forth in, and pursuant to the terms and conditions of, this Section 5.12, including the last sentence hereof, the Trademark License and the Social Reader License, as of the Closing, Seller shall, and shall cause its subsidiaries to, not use the Post Marks or any confusingly similar names or marks. Except as set forth in, and pursuant to the terms and conditions of, the Trademark License, promptly following the Closing (and in all events within 60 days of Closing), Seller shall change its corporate name, as well as the name of any subsidiaries incorporating or otherwise using a name confusingly similar to any Post Marks, including the mark “The Washington Post Company” (e.g., “WaPo Labs”), in compliance with the General Corporation Law of Delaware and other applicable law, and as promptly as practicable after such corporate name change (and in all events within 180 days of Closing), Seller and its subsidiaries shall remove from all signs, public displays, marketing materials, email addresses or email domains, domain names, social media handles, websites and other like materials used by Seller, and otherwise shall cease the use in any corporate name, product or service, the mark “The Washington Post Company”, or any other Post Mark, or any marks or names incorporating or otherwise confusingly similar to the mark “The Washington Post Company”, or any other Post Mark, and in any event shall not use, assert any claim of ownership with respect to or otherwise challenge Purchaser’s rights to the mark “The Washington Post Company” or any other Post Marks.  Seller shall change its ticker symbol from “WPO” within 90 days of the date hereof.  For the avoidance of doubt, except as otherwise provided in the Trademark License, Seller shall not use the mark “Post” in the name of any of its subsidiaries or in any of its or their products, services and materials, and within the timeframes set above shall, and shall cause its subsidiaries to, remove from any of its or their products, services and materials or change the name of any of its subsidiaries to remove the mark “Post”, whether or not used in the phrase “Washington Post” (or in any derivations, variations or abbreviations of such phrase). For the avoidance of doubt, nothing in this Agreement or the Transaction Documents shall prohibit the Seller Group from using the Post Marks in a non-trademark and referential manner in its publications, websites or other media (e.g., in the reporting of news).

SECTION 5.13.  Other Transaction Documents.   Subject to the terms and on the conditions hereof, each of Seller and the Companies shall, and shall cause any of their respective Affiliates who are party to any Transaction Document to, comply with the terms of the Transaction Documents and perform, pay and satisfy all of their respective obligations and liabilities thereunder as and when due.

ARTICLE VI

Employee Matters

SECTION 6.01.  Continuation of Compensation and Benefits.  From and after the Closing, Purchaser shall, or shall cause each Company to, continue to employ in accordance with the provisions of this Article each Post Business Employee actively employed by any Company immediately prior to the Closing and all such Post Business Employees employed by any Company who are not actively at work immediately prior to the Closing due to a short-term leave of absence (including due to vacation, holiday, sick leave, maternity or paternity leave, military leave, jury duty, bereavement leave, book leave, other approved leave of absence, injury or short-term disability) (collectively, the “Active Employees”); provided, that, for the avoidance of doubt, nothing in this Agreement is intended to limit the right of Purchaser (after the Closing) to terminate the employment of any Active Employee at any time except as otherwise provided in any Collective Bargaining Agreement.  For the period from Closing to the first anniversary of the Closing (such period, the “Continuation Period”), Purchaser shall maintain or cause to be maintained for the benefit of each Active Employee (other than any such employee who is covered by a Collective Bargaining Agreement) (a) a base salary that is no less favorable than such Active Employee’s base salary in effect as of the Closing, (b) for 2014, an annual bonus opportunity that is comparable to such Active Employee’s bonus opportunity in effect under the 2013 Bonus Arrangements (as defined in Section 6.06(a)), (c) welfare benefits (excluding severance) that are no less favorable in the aggregate than those in effect as of the Closing for Active Employees considered as a group and (d) the Purchaser Pension Plan (as defined in Section 6.03) and the Purchaser SERP (as defined in Section 6.05) at the level in effect under the Seller Pension Plan and the Seller DB SERP as of the Closing.  Notwithstanding anything to the contrary in this Agreement, Purchaser shall provide each Active Employee (other than any such employee who is covered by a Collective Bargaining Agreement) whose employment is terminated by Purchaser or the Companies during the Continuation Period for reasons other than for cause with severance benefits that are no less favorable than those in effect as of the Closing under Seller’s severance policy set forth on Schedule 6.01.  From and after the Closing, Purchaser shall, and shall cause each Company to, recognize and credit service accrued by Active Employees with, or otherwise recognized for benefit plan purposes by, the Companies, Seller and the other members of the Seller Group as of the Closing for purposes of eligibility to participate, vesting, and in connection with severance benefits, paid time off benefits, the Purchaser Pension Plan and the Purchaser SERP, for purposes of benefit accrual, under any employee benefit plans and arrangements and employment related entitlements provided, maintained or contributed for such Active Employee, to the same extent recognized by the Companies, Seller and the other members of the Seller Group immediately prior to the Closing, in each case except to the extent such credit would result in duplication of benefits for the same period of service.

SECTION 6.02.  Certain Welfare Benefit Matters.  (a)  Continuation of Welfare Plans Participation.  Without limiting the generality of Section 6.01, and notwithstanding Section 6.01(c), the Active Employees and their dependents and beneficiaries shall continue to participate in the employee welfare benefit plans maintained by a member of the Seller Group that are identified on Schedule 6.02(a)(i) (the “Seller’s Continuation Plans”) for the period commencing on the Closing and ending December 31, 2013.  In addition, during the period of Continuation Coverage (as defined below) Seller’s Continuation Plans shall also be made available to (i) employees of Purchaser and its subsidiaries, including employees who are newly hired in the ordinary course of business (excluding, for example, employees who may be hired through or in connection with a corporate acquisition), who become eligible under the terms of the Seller’s Continuation Plans after the Closing and before December 31, 2013, and (ii) any Active Employee who retires after the Closing and on or before December 31, 2013 and satisfies the eligibility requirements under The Washington Post Company Retiree Medical Expense Plan (all such individuals, the “Newly Eligible Participants”) (such continued coverage of the Active Employees and coverage to Newly Eligible Participants during the period ending December 31, 2013, the “Continuation Coverage”).  Solely for purposes of this Section 6.02 and the schedules with respect thereto, and for purposes of Section 6.08, all references to Active Employees shall also be deemed to refer to Newly Eligible Participants.  Purchaser hereby agrees to notify Seller as soon as reasonably possible but within no later than five (5) days of any change in employment status of an Active Employee that affects the Active Employee’s eligibility (including but not limited to termination of employment).  The Continuation Coverage under the Seller’s Continuation Plans shall be on the same terms and conditions as in effect immediately prior to the Closing (subject to any amendment or modification to any Seller’s Continuation Plan that becomes effective following the Closing and relates to participants in the applicable Seller’s Continuation Plan who remain employed by the Seller Group following the Closing).  The Seller’s obligation to provide Continuation Coverage shall be subject to any necessary consents of any third-party vendors and insurance carriers in respect of the Seller’s Continuation Plans.  Purchaser shall reimburse Seller for the cost of the Continuation Coverage in accordance with the terms and conditions set forth in Schedule 6.02(a)(ii).  The Active Employees shall have the opportunity to use their phantom account balances under the Aetna Health Fund (“Health Reimbursement Account”) under Seller’s Continuation Plans during the period of Continuation Coverage, ending on December 31, 2013.  The unused balances in each Active Employee’s Health Reimbursement Account as of January 1, 2014 shall not be transferred to Purchaser or the Purchaser Welfare Plans (as hereinafter defined) and shall be forfeited.  In order to implement the provisions of this Section 6.02(a), Purchaser and Seller shall reasonably cooperate in the exchange of information, notification to Active Employees and in the preparation of any documentation required to be filed with any Governmental Entity; provided, however, that the Seller Group shall only be required to disclose information to Purchaser or its Affiliates with respect to Continuation Coverage to the extent specifically permitted under the applicable provisions of the Health Insurance Portability and Accountability Act of 1996, as amended.  Purchaser shall fully indemnify and hold Seller and its Affiliates harmless from any and all Losses relating to the participation of the Active Employees and their dependents and beneficiaries in the Seller’s Continuation Plans on and after the Closing without the imposition of any limitation, basket or cap set forth under Article VII; provided that Purchaser shall not be required to indemnify Seller or any of its Affiliates from, and shall not have any liability for, any Losses arising from or relating to any gross negligence or willful misconduct by employees of Seller in connection with Seller’s Continuation Plans.

(b)  Purchaser’s Cafeteria Plan.  In order to facilitate the Continuation Coverage in accordance with Section 6.02(a), no later than the date hereof, Purchaser shall, or shall cause one of its subsidiaries, to have in effect a cafeteria plan qualifying under Section 125 of the Code (“Purchaser’s Cafeteria Plan”) that will continue in effect through December 31, 2013 the elections made by the Active Employees pursuant to the Code Section 125 cafeteria plan component of The Washington Post Company Flexible Benefits Program (“Seller’s Cafeteria Plan”), which elections will apply to participation in the Seller’s Continuation Plans until December 31, 2013.

(c)  Remittances of Premiums and FSA Contributions.  Purchaser shall, or shall cause one of its subsidiaries to, honor and continue through the payroll period that includes December 31, 2013, the payroll deductions and salary reductions made through the Seller’s Cafeteria Plan that are required for each Active Employee’s continued active participation in the Seller’s Continuation Plans in respect of (i) the premiums (if any) required for each Active Employee’s participation in the Seller’s Continuation Plans (such amounts, the “Premium Amounts”) and (ii) the contributions (if any) elected to be made by the Active Employees to the flexible spending reimbursement accounts under Seller’s Cafeteria Plan (such amounts, the “FSA Amounts”).  Purchaser shall remit the Premium Amounts and FSA Amounts to Seller within 15 business days following each payroll date that occurs during or includes the period of Continuation Coverage.  In addition, Purchaser shall instruct (A) any Newly Eligible Participant participating in The Washington Post Company Retiree Medical Expense Plan during the period of Continuation Coverage and (B) any Active Employees who experiences a “qualifying event” as defined by COBRA during the period of Continuation Coverage but remain participants in the Seller’s Continuation Plans during the Continuation Period pursuant to COBRA, to remit the premiums required for each such participant’s participation in the applicable plan(s) directly to Seller within the time required under the governing plan documents, and such premium amounts received by Seller shall be deemed to be “Premium Amounts” as defined above.  Within 15 business days following the end of each payroll date that occurs during or includes the Continuation Coverage, Purchaser shall provide Seller with a summary for each Active Employee of such Active Employee’s Premium Amounts and FSA Amounts (in each case, if any) for the immediately preceding payroll period, other than any such Premium Amounts that are paid directly to Seller in accordance with the immediately preceding sentence.

(d)  Participation in Purchaser Welfare Plans. From and after January 1, 2014, the Active Employees shall cease all participation in Seller’s Continuation Plans.  No later than January 1, 2014, Purchaser shall have in effect welfare benefit plans (the “Purchaser Welfare Plans”) that will provide welfare benefit coverage to the Active Employees and their dependents and beneficiaries (as well as coverage that satisfies the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) with respect to qualifying events (as defined by COBRA) that arise with respect to an Active Employee and their dependents and beneficiaries on and after the date hereof) that meet the requirements of Section 6.01(c).  Purchaser hereby agrees that Purchaser and its subsidiaries shall not, nor will it permit any third-party vendors to, use the “BeneFITs” logo from and after January 1, 2014, or in connection with any coverage under the Purchaser Welfare Plans that is effective from and after January 1, 2014 (for example purposes only and without limitation, Purchaser may not use the “BeneFITs” logo in 2013 or thereafter in connection with any open enrollment materials that Purchaser or any third-party vendor may provide to Active Employees with respect to enrollment in Purchaser Welfare Plans in 2014 or thereafter).  Purchaser shall, and shall cause its third party insurance providers to waive all limitations as to preexisting conditions, exclusions and waiting periods and actively at work requirements with respect to participation and coverage requirements applicable to the Active Employees and their dependents under the Purchaser Welfare Plans to the extent waived under the applicable corresponding Seller’s Continuation Plan immediately prior to January 1, 2014.  The Seller’s Continuation Plans shall be responsible in accordance with their terms for all claims incurred under such plans prior to January 1, 2014 by Active Employees and their dependents (subject to Purchaser’s reimbursement obligations as set forth in this Agreement and Schedule 6.02(a)(ii)).  The Purchaser Welfare Plans shall be responsible in accordance with their terms for all claims incurred on or after January 1, 2014 by Active Employees and their dependents.  For purposes of this Section 6.02(d), a claim shall be deemed to be incurred either (i) when the event giving rise to the benefit under Plan has occurred as set forth in the governing plan documents, if it is clear based on the governing documents of both the Seller’s Continuation Plans and the Purchaser Welfare Plans which plan should be responsible for the claim, or if not, as follows: (ii) (X) life, accidental death and dismemberment, business travel accident and disability insurance benefits, upon the death, cessation of employment or other event giving rise to such benefits, and (Y) health, dental or prescription drug benefits (including in respect of any hospital confinement), upon provision of such services, materials or supplies; provided that all claims related to a single continuous period of hospitalization shall be deemed to be incurred at the commencement of such period.  Purchaser shall fully indemnify and hold Seller and its Affiliates harmless from any and all Losses relating to any failure of Purchaser to satisfy the requirements of COBRA as set forth herein without the imposition of any limitation, basket or cap set forth under Article VII.

(e)  Workers Compensation.  Notwithstanding any provision in this Section 6.02, from and after the Closing, Purchaser shall administer Purchaser’s leave programs, including its workers’ compensation program, and shall be responsible for all claims for benefits that are incurred by Active Employees, including with respect to Active Employees who became eligible for leave or workers’ compensation benefits prior to the Closing.

SECTION 6.03.  Defined Benefit Pension Transfer.  (a)  No later than the Closing, Purchaser shall establish or maintain, or cause to be established or maintained, a defined benefit pension plan (the “Purchaser Pension Plan”) that, subject to this Section 6.03, provides benefits at the level in effect at the date hereof under the Retirement Plan for The Washington Post Companies (the “Seller Pension Plan”) based on the terms of the Seller Pension Plan applicable to Active Employees as of the date hereof.  The Purchaser Pension Plan shall be established and/or maintained for the benefit of each Active Employee who participates in the Seller Pension Plan immediately prior to the Closing, and shall be qualified under Section 401(a) of the Code and the trust which is a part of such plan (the “Purchaser Pension Plan Trust”) shall be exempt from tax under Section 501(a) of the Code.  Each Active Employee participating in the Seller Pension Plan as of the Closing shall become a participant in the Purchaser Pension Plan as of the Closing.

(b)  As soon as practicable following the Closing, Seller shall cause its actuary to calculate the Accrued Liability (as defined below).  Promptly following the determination of the Accrued Liability as specified under the procedures set forth in Section 6.03(d) and the satisfaction of all requirements of Applicable Law, the Seller Pension Plan shall transfer assets to the Purchaser Pension Plan in an amount in cash (or such other assets, as mutually agreed by Seller and Purchaser, that have a value) equal to the Accrued Liability; provided that such transfer of assets from the Seller Pension Plan to the Purchaser Pension Plan shall be made no more than 30 days following the satisfaction of clauses (i) through (v) of the following sentence (the date of such transfer, the “Pension Transfer Date”).  Notwithstanding the foregoing, no transfer shall be made until such time as Seller has been provided evidence reasonably satisfactory to Seller that (i) Purchaser has established the Purchaser Pension Plan Trust, (ii) the Purchaser Pension Plan satisfies the requirements for a qualified plan under Section 401(a) of the Code, (iii) the Purchaser Pension Plan Trust is exempt from tax under Section 501(a) of the Code, (iv) the Parties have received all other approvals from all applicable Governmental Entities and (v) the Parties agree on the amount of the Accrued Liability.  Unless Seller and Purchaser agree otherwise, the Pension Transfer Date shall occur on the last Business Day of a month.  As of the Pension Transfer Date, the Purchaser Pension Plan shall assume all Liabilities and obligations of Seller, its Affiliates and the Seller Pension Plan with respect to each Active Employee under the Seller Pension Plan, and the Purchaser Pension Plan shall become responsible for all benefits due and acts, omissions and transactions under or in connection with the Seller Pension Plan with respect to each Active Employee, whether arising prior to, on or after the Closing; provided, however, that Purchaser shall not assume, and Seller shall retain, all Liabilities with respect to the Seller Pension Plan other than such Liabilities with respect to the Active Employees.  For the avoidance of doubt, from and after the Closing, the Seller Pension Plan shall retain all Liabilities under such plan that relate to all employees who are not Active Employees.

(c)  During the period commencing on the Closing until the earlier to occur of (i) the Pension Transfer Date and (ii) December 31, 2013 (such period, the “Gap Period”), Seller shall, and shall cause its third-party vendors to, provide administrative services to the Purchaser Pension Plan.  The Seller’s obligation to provide administrative services hereunder shall be subject to any necessary consents of any third-party vendors.  Purchaser shall reimburse Seller for the cost of such administrative services in accordance with the terms and conditions set forth in Schedule 6.03(c).  In order to implement the provisions of this Section 6.03(c), Purchaser and Seller shall reasonably cooperate in the exchange of information and notification to Active Employees and in the preparation of any documentation required to be filed with any Governmental Entity.  Purchaser shall fully indemnify and hold Seller and its Affiliates harmless from any and all Losses relating to the administration of the Purchaser Pension Plan during the Gap Period without the imposition of any limitation, basket or cap set forth under Article VII; provided that Purchaser shall not be required to indemnify Seller or any of its Affiliates from, and shall not have any liability for, any Losses arising from or relating to any gross negligence or willful misconduct by employees of Seller in connection with the administration of the Purchaser Pension Plan during the Gap Period.

(d)  The term “Accrued Liability” shall be deemed to be equal to the sum of (i) the sum of (A) the aggregate Projected Benefit Obligation (“PBO”), as defined in Statement of Financial Accounting Standards Board Accounting Standards Codification No. 715, determined using the same assumptions used for purposes of calculating the PBO in Seller’s financial statements included in Seller’s annual report on Form 10-K for its fiscal year ended December 31, 2012, filed with the SEC, determined in each case as of the date hereof, with respect to the vested and unvested benefits earned by all Active Employees who participated in the Seller Pension Plan immediately prior to the date hereof, but in no event less than the minimum amount required to be transferred to the Purchaser Pension Plan to satisfy the requirements of Section 414(l) of the Code and the related regulations as well as Section 4044 of ERISA and the related regulations; provided, however, that the amount of the Accrued Liability shall be adjusted to reflect any benefit payments under the Seller Pension Plan to the Active Employees made on or after the date hereof and prior to the Pension Transfer Date, plus (B) $50,000,000 (such sum, the “Pension Liability Amount”), plus (or minus) (ii) earnings (or losses), if any, on the Pension Liability Amount from the Closing through the Pension Transfer Date at a rate equal to the actual rate of return realized on all of the assets of the Seller Pension Plan for such period.  The Accrued Liability shall be determined by an enrolled actuary designated by Seller, and Seller shall provide any actuary designated by Purchaser with information reasonably necessary to calculate the Accrued Liability and to verify that such calculations have been performed in a manner consistent with the terms of this Agreement.  Within 30 days following receipt by Purchaser’s actuary of the calculation of the Accrued Liability, Purchaser shall notify Seller in writing if there is a good faith dispute between Seller’s actuary and Purchaser’s actuary as to the calculation of the Accrued Liability.  If Purchaser does not notify Seller of any good faith dispute within such 30-day period, the determination of Seller’s actuary shall become conclusive, final and binding.  If any such dispute remains unresolved for 14 days following Seller’s receipt of such written notification from Purchaser (or within such longer period as Seller and Purchaser shall mutually agree), the chief financial officer of Seller and the Manager of Purchaser shall endeavor to resolve the dispute during the 30-day period that follows such 14-day (or longer) period.  If such dispute remains unresolved at the end of such 30-day period, Seller and Purchaser shall select, agree upon and appoint a nationally recognized actuary.  The reasoned written decision of such actuary shall be rendered within 30 days of such appointment and shall be conclusive as to any dispute for which such actuary was appointed.  The cost of such actuary shall be borne equally by Seller and Purchaser.  Each of Purchaser and Seller shall be responsible for the cost of its own actuary.  Notwithstanding any of the foregoing provisions relating to a dispute, in the event that the aggregate amount in controversy is less than $500,000, then any dispute that remains unresolved within the 30-day period following the attempt to resolve the dispute by the chief financial officer of Seller and the Manager of Purchaser shall not be submitted to the actuary and, instead, on the last day of the 30-day period, the parties shall be deemed to have agreed to settle the dispute for an amount equal to one-half of the amount in controversy.

(e)  Purchaser and Seller shall reasonably cooperate in (i) making all filings required under the Code or ERISA, (ii) implementing all appropriate communications with Active Employees who participated in Seller Pension Plan immediately prior to the date hereof, (iii) transferring appropriate records and (iv) taking all such other actions as may be necessary and appropriate, in each case, to implement the provisions of this Section 6.03 in a timely manner.

SECTION 6.04.  Transfer of 401(k) Plan Assets and Liabilities.  No later than the Closing, Purchaser shall have in effect one or more defined contribution plans that each include a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code and that satisfies the requirements of Section 401(a) of the Code (collectively, “Purchaser’s 401(k) Plan”) that will provide benefits to the Active Employees participating in The Washington Post Tax Deferral and Savings Plan and The Savings and Retirement Plan for Affiliated Post Companies (together, “Seller’s 401(k) Plan”).  Each Active Employee participating in Seller’s 401(k) Plan as of the Closing shall become a participant in Purchaser’s 401(k) Plan as of the Closing.  With respect to an Active Employee whose first pay period after the Closing includes a period of time prior to the Closing, any 401(k) contribution (and any associated matching contribution or other employer contribution) for the entire pay period shall be deposited into Purchaser’s 401(k) Plan (and for the avoidance of doubt, no such amount shall be double-counted by being included in the transfer described below). To the extent that such contribution is attributable to the Active Employee’s compensation before the Closing, such amount shall be considered an accrued expense for purposes of determining Net Working Capital.  As soon as practicable following (a) Purchaser’s presentation to Seller of evidence reasonably satisfactory to Seller that Purchaser’s 401(k) Plan meets the requirements for qualification under Section 401(a) of the Code, (b) the completion of all blackout periods for Seller’s 401(k) Plan and (c) the presentation to Seller of instructions for the transfer of the assets of Seller’s 401(k) Plan to the trustee of Purchaser’s 401(k) Plan, Seller shall cause to be transferred to Purchaser’s 401(k) Plan the assets and Liabilities from Seller’s 401(k) Plan for the Active Employees under Seller’s 401(k) Plan in accordance with applicable requirements of the Code.  Purchaser shall administer the accounts of Active Employees in Purchaser’s 401(k) Plan in accordance with all applicable requirements of the Code and shall comply with any obligations to provide matching contributions under the terms of any Collective Bargaining Agreements or pursuant to applicable labor law obligations.  Such transfer of assets shall consist of cash, interests in the Seller company stock fund and any such other assets as otherwise mutually agreed by Seller and Purchaser that have a value equal to all the accrued benefit Liabilities in Seller’s 401(k) Plan for the Active Employees and their respective beneficiaries, including accrued benefit Liabilities arising under any applicable qualified domestic relations order.  Purchaser shall direct the trustee of Purchaser’s 401(k) Plan to accept such transfer of assets and Liabilities from Seller’s 401(k) Plan.  Upon such transfer of assets, Purchaser’s 401(k) Plan shall assume the accrued benefit Liabilities under Seller’s 401(k) Plan solely with respect to the amount of the transferred accrued benefits with respect to the Active Employees and Seller and its Affiliates shall not have any further Liability under Seller’s 401(k) Plan with respect to the amount of accrued benefits transferred to Purchaser’s 401(k) Plan for the Active Employees and their respective beneficiaries; provided, however, that Purchaser shall not assume, and Seller shall retain, all Liabilities with respect to Seller’s 401(k) Plan other than such Liabilities with respect to the Active Employees. In order to implement this Section 6.04, Purchaser and Seller shall reasonably cooperate in the exchange of information, notification to Active Employees and in the preparation of any documentation required to be filed with any governmental agency.

SECTION 6.05.  Assumption of Certain SERP Liabilities.  From and after the Closing, Purchaser shall, or shall cause its Affiliates to, assume all Liabilities under the defined benefit plan component of The Washington Post Company Supplemental Executive Retirement Plan (such plan, the “Seller SERP”, and the defined benefit plan component of the Seller SERP, the “Seller DB SERP”) that relate to the Active Employees (such Active Employee participants in the Seller DB SERP, the “DB SERP Participants”), and Purchaser shall become, with respect to each DB SERP Participant, responsible for all benefits due and acts, omissions and transactions under or in connection with the Seller DB SERP, whether arising prior to, on or after the Closing.  No later than the Closing, Purchaser shall have established or maintained, or caused to be established or maintained, a supplemental executive retirement plan (the “Purchaser SERP”) that provides benefits at the level in effect as of the date hereof under the Seller DB SERP based on the terms of the Seller DB SERP applicable to the DB SERP Participants as of the date hereof.  For the avoidance of doubt, from and after the Closing, (a) Seller and the Seller DB SERP shall retain all Liabilities under the Seller DB SERP that relate to all employees who are not Active Employees, and (b) Seller and the Seller SERP shall retain all Liabilities under the savings plan components of the Seller SERP that relate to all participants (whether or not Active Employees).

SECTION 6.06.  2013 Annual Bonus Arrangements.  (a)  Following the Closing, except as set forth on Schedule 6.06, Purchaser shall assume, honor and continue each 2013 annual bonus arrangement covering each Active Employee set forth on Schedule 6.06 (all such arrangements, collectively, the “2013 Bonus Arrangements”) without any adverse amendment or modification.  Purchaser shall make payments to each Active Employee who is actively employed through December 31, 2013 under the 2013 Bonus Arrangements no later than March 15, 2014 based on performance of the Companies during all of 2013 and determined in accordance with the applicable 2013 Bonus Arrangements, without any exercise of negative discretion (such payments, in the aggregate, the “2013 Bonus”).  In the event that an Active Employee’s employment terminates following the Closing and prior to payment of the 2013 Bonus without cause (as determined by Purchaser in its reasonable discretion) or as a result of the Active Employee’s death or disability, such Active Employee (or such Active Employee’s estate, if applicable) shall be entitled to payment as if such Active Employee had been employed on December 31, 2013.  Purchaser shall notify Seller of the amount of the 2013 Bonus no later than March 1, 2014, and on such date, shall provide Seller with a schedule that sets forth the name of each Active Employee who received or will receive a payment pursuant to the 2013 Bonus, the amount of the 2013 Bonus made or to be made to such Active Employee and the calculation of the Pro Rata Portion (as defined below) of the 2013 Bonus.  Seller shall have the right to review and dispute such schedule and may request such supporting documents and information as it may reasonably require for the purpose of verifying the calculations therein.  Seller shall, no later than March 15, 2014, reimburse Purchaser for the Pro Rata Portion of the 2013 Bonus plus the employer portion of the employment taxes actually paid or payable by Purchaser with respect to such Pro Rata Portion of the 2013 Bonus.  For these purposes, the “Pro Rata Portion” of the 2013 Bonus shall be equal to the product of (a) the 2013 Bonus and (b) a fraction, the numerator of which is the number of days from January 1, 2013 through the Closing (not in excess of 365) and the denominator of which is 365.

(b)  The Parties agree that for U.S. Federal, state and local income and franchise tax purposes, (1) the portion of the 2013 Bonus that is paid by Purchaser to Active Employees and that is reimbursed by Seller pursuant to Section 6.06(a), and the employer portion of employment taxes that is reimbursed by Seller pursuant to Section 6.06(a), shall be deemed to be paid by Purchaser acting on behalf of Seller, (2) Seller rather than Purchaser shall be entitled to a tax deduction in respect of such amounts and (3) such amounts do not represent an adjustment to the Purchase Price.

SECTION 6.07.  Collective Bargaining Agreements.  Notwithstanding any provision of this Agreement to the contrary, Purchaser shall assume, or shall cause the relevant Company to assume, and be solely responsible for (a) any collective bargaining obligations insofar as they relate to Active Employees, including any effects bargaining obligations, and (b) the Collective Bargaining Agreements insofar as they relate to Active Employees effective as of the date hereof (including the obligation to honor the terms and conditions thereof, the obligation to honor the terms of all Lifetime Job Guarantees conferred to Active Employees under any Collective Bargaining Agreement and any obligations thereunder requiring a successor to recognize a particular labor union as authorized representative and bargaining agent of an employee group or for any other purpose).  As of the date hereof, Purchaser or one of its Affiliates (including the Companies) shall be the “Publisher” or the “Post”, as applicable, for purposes of each such Collective Bargaining Agreement, and Purchaser or its Affiliates shall have sole responsibility for all obligations, Liabilities and commitments arising under such Collective Bargaining Agreements.  From and after the date hereof (other than as otherwise expressly provided in this Article VI), any employee benefit required to be provided in accordance with any Collective Bargaining Agreement pursuant to an employee benefit plan maintained by Seller or any of its Affiliates shall instead be provided pursuant to an employee benefit plan maintained by Purchaser or one of its Affiliates.

SECTION 6.08.  Purchaser’s Assumption of Post-Retirement Welfare Benefits.  From and after the Closing, Purchaser shall, or shall cause its Affiliates to, assume all Liabilities that relate to the Active Employees under the Post-Retirement Welfare Plans, and Purchaser shall become, with respect to each such Active Employee, responsible for all benefits due, and for acts, omissions and transactions, under or in connection with the Post-Retirement Welfare Plans with respect to each Active Employee, whether arising prior to, on or after the Closing.  For the avoidance of doubt, from and after the Closing, Seller shall retain all Liabilities under the Post-Retirement Welfare Plans that relate to all employees who are not Active Employees.

SECTION 6.09.  Allocation of Liabilities.  From and after the Closing, Seller shall assume or retain all Liabilities that relate to (a) all participants (whether or not Active Employees) under The Washington Post Companies Deferred Compensation Plan (the “Seller Deferred Compensation Plan”), (b) any and all withdrawal liability with respect to all participants (whether or not Active Employees) in any Multiemployer Plan, (c) all Liabilities with respect to any unfunded retirement arrangements under any Benefit Plan in which no Active Employee is a participant as of the Closing, (d) payment of any Aetna health insurance premiums in respect of circulation agents whose employment or service relationship was terminated for any reason prior to the Closing, and (e) payment of any severance benefits, retirement subsidies, or any other benefits or payments to employees or service providers of the Companies whose employment or service relationship was terminated for any reason prior to the Closing.

SECTION 6.10.  Retention, Employment and Long-Term Incentive Awards.  Except for those matters (a) that are specifically described or set forth in this Article VI, or (b) set forth on Schedule 6.10(a), Seller agrees that it shall be solely responsible for any cost, Liability or expense (including any severance obligations) under any employment agreement or retention agreement between Seller or its subsidiaries and an Active Employee, and incentive awards granted by Seller or its subsidiaries to Active Employees, in each case entered into prior to the Closing.  Schedule 6.10(b) describes the consequences of the transactions contemplated herein in respect of each such long-term incentive award that is outstanding at the Closing (all such long-term incentive awards, the “Long-Term Incentive Awards”).

SECTION 6.11.  Cooperation. Seller shall reasonably cooperate with Purchaser to provide necessary information and documents relating to Active Employees on employment and benefits matters, including material trade union agreements, employee representative agreements or Collective Bargaining Agreements, material individual or collective grievances in the period prior to the Closing and, to the extent reasonably requested by Purchaser, Records relating to any Benefit Plan, Benefit Agreement or any other retirement or welfare benefit arrangement for any Post Business Employee in order to comply with Purchaser’s obligations pursuant to this Article VI.  For the avoidance of doubt, Purchaser and Seller hereby specify, in accordance with Treasury Regulation Section 1.409A-1(h)(4), that all service providers providing services to Seller and its Affiliates immediately before the Closing and providing services to Purchaser and its Affiliates (including the Companies) on, after and in connection with the Closing not experience a “separation from service” upon the Closing for purposes of, and within the meaning of, such Treasury Regulation and Section 409A of the Code.   Purchaser and Seller shall reasonably cooperate with each other regarding the payment of benefits pursuant to the Seller Deferred Compensation Plan, the savings plan components of the Seller SERP and any other deferred compensation arrangement of the Seller Group, including Purchaser notifying Seller of the occurrence of a “separation from service” (within the meaning of Section 409A of the Code, where applicable) of any Active Employee and other service provider of the Companies who is a participant in any of such plans or arrangements within 10 calendar days following the date on which any such separation occurs and, at such time, Purchaser shall provide Seller with such individual’s name and then current home address.

SECTION 6.12.  Transition Services HR/Benefits Administration.  Purchaser shall fully indemnify and hold Seller and its Affiliates harmless from any and all Losses relating to the administration of the “HR Benefits” services that are set forth on Schedule A, Section 5, of the Transition Services Agreement, without the imposition of any limitation, basket or cap set forth under Article VII; provided that Purchaser shall not be required to indemnify Seller or any of its Affiliates from, and shall not have any liability for, any Losses arising from or relating to any gross negligence or willful misconduct by employees of Seller in connection with such administration.  For purposes of clarity, the foregoing is intended to cover indemnification for the administration of HR Benefits services provided under the Transition Services Agreement for items on Schedule A, Section 5 thereof, other than those specifically covered under the separate indemnifications pursuant to Section 6.02(a) and Section 6.03(c).

SECTION 6.13.  No Third-Party Beneficiaries.  This Article VI shall be binding upon and shall inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Article VI, express or implied, is intended to confer upon any other individual (including but not limited to, for the avoidance of doubt, the Active Employees or any current or former directors, officers, employees, contractors or consultants of any of Seller or the Companies) any rights or remedies of any nature whatsoever under or by reason of this Article VI or is intended to be, shall constitute or be construed as an amendment to or modification of any employee benefit plan, program, policy, agreement or arrangement of Seller or any of its subsidiaries or the Companies.

ARTICLE VII

Indemnification

SECTION 7.01.  Tax Indemnification.  (a)  From and after the Closing, Seller shall indemnify Purchaser, its Affiliates (including the Companies) and each of their respective officers, directors, managers, employees, stockholders, members, agents, successors, permitted assignees and representatives (the “Purchaser Indemnitees”) against, and hold them harmless from, any loss, liability, claim, damage or expense, including reasonable legal fees and expenses (collectively, “Losses”) suffered or incurred by such Purchaser Indemnitee to the extent arising from: (i) all liability for Taxes of any Company for Pre-Closing Tax Periods, (ii) all liability for Taxes resulting directly from any breach of any representation or warranty of Seller contained in Section 3.11, (iii) all liability for Taxes resulting directly from any breach of any covenant or agreement of Seller contained in this Agreement relating to Taxes, (iv) all liability for Transfer Taxes allocated to Seller pursuant to Section 5.04(b) and (v) all liability for Taxes of any member of Seller’s consolidated or combined Tax group by reason of Treasury Regulation Section 1.1502-6 or any similar provision of state or local Tax law.

(b)  From and after the Closing, Purchaser and the Companies, jointly and severally, shall indemnify Seller, its Affiliates and each of their respective officers, directors, managers, employees, stockholders, members, agents, successors, permitted assignees and representatives (the “Seller Indemnitees”) against, and hold them harmless from, any Loss suffered or incurred by such Seller Indemnitee to the extent arising from: (i) all liability for Taxes of the Companies for any Post-Closing Tax Period, (ii) all liability for Taxes resulting directly from any breach of any covenant or agreement of Purchaser contained in this Agreement relating to Taxes and (iii) all liability for Transfer Taxes allocated to Purchaser pursuant to Section 5.04(b).

(c)  In the case of any Straddle Period, (i) real, personal and intangible property Taxes and similar Taxes shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period on a daily pro rata basis and (ii) all other Taxes shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period on a closing of the books basis.

(d)  Any indemnity payment to be made under this Section 7.01 shall be paid within 10 days after the indemnified party makes written demand upon the indemnifying party, but in no case earlier than five Business Days prior to the date on which the relevant Taxes are required to be paid by the indemnified party to the relevant Taxing Authority (including as estimated Tax payments).

SECTION 7.02.  Other Indemnification by Seller.  (a)  From and after the Closing, Seller shall indemnify each Purchaser Indemnitee against, and hold it harmless from, any Loss suffered or incurred by such Purchaser Indemnitee (other than any Loss relating to Taxes, for which indemnification provisions are set forth in Section 7.01) to the extent arising from:

(i)  any breach of any representation or warranty of Seller (other than any representation or warranty of Seller set forth in Section 3.11) contained in this Agreement or in any certificate delivered pursuant hereto; provided that for the purposes of this Section 7.02, the existence of any breach of any representation and warranty (other than of Section 3.14) and the amount of Losses resulting therefrom shall be determined without giving effect to any qualification contained therein as to materiality, “Seller Material Adverse Effect” or “Company Material Adverse Effect”;

(ii)  any breach of any covenant or agreement of Seller contained in this Agreement;

(iii)  the Excluded Assets and the Excluded Liabilities, including any costs associated with the transfer or conveyance of the Excluded Assets and the Excluded Liabilities from the Companies to the Seller Group as contemplated by Section 1.03; and

(iv)  the matters set forth on Schedule 7.02(a) (“Specified Environmental Liabilities”).

(b)  Seller shall not be required to indemnify any Purchaser Indemnitee, and shall not have any liability:

(i)  under clause (i) of Section 7.02(a) unless the aggregate of all Losses for which Seller would, but for this clause (i), be liable thereunder exceeds on a cumulative basis an amount equal to $2,500,000, and then only to the extent of any such excess; provided, however, that this clause (i) shall not apply to any claim for indemnification arising out of a breach or alleged breach of Section 2.01, 2.02, 2.05, 3.02(a), 3.18 or 3.19 or the first sentence of Section 3.01(a) (collectively, the “Fundamental Seller Representations and Warranties”);

(ii)  under clause (i) of Section 7.02(a) for any individual items or series of related items where the Loss relating thereto is less than $150,000, and such items shall not be aggregated for purposes of clause (i) of this Section 7.02(b); provided, however, that this clause (ii) shall not apply to any claim for indemnification arising out of a breach or alleged breach of a Fundamental Seller Representation and Warranty;

(iii)  under clause (i) of Section 7.02(a) in excess of $50,000,000 in the aggregate; provided, however, that this clause (iii) shall not apply to any claim for indemnification arising out of a breach or alleged breach of a Fundamental Seller Representation and Warranty; and

(iv)  under clause (i) of Section 7.02(a) in excess of the Purchase Price in the aggregate for all claims for indemnification arising out of a breach or alleged breach of any representation or warranty, including any Fundamental Seller Representation and Warranty.

(c)  Except as otherwise specifically provided in this Agreement, Purchaser acknowledges that its sole and exclusive monetary remedy after the Closing with respect to any and all claims relating to this Agreement, the Acquisition and the other transactions contemplated hereby, any Company and their assets and Liabilities (other than claims of, or causes of action arising from, fraud) shall be pursuant to the indemnification provisions set forth in this Article VII.

SECTION 7.03.  Other Indemnification by Purchaser.  (a)  From and after the Closing, Purchaser and the Companies, jointly and severally, shall indemnify each Seller Indemnitee against, and hold it harmless from, any Loss suffered or incurred by such Seller Indemnitee (other than any Loss relating to Taxes, for which indemnification provisions are set forth in Section 7.01) to the extent arising from:

(i)  any breach of any representation or warranty of Purchaser contained in this Agreement or in any certificate delivered pursuant hereto; provided that for the purposes of this Section 7.03, the existence of any breach of any representation and warranty and the amount of Losses resulting therefrom shall be determined without giving effect to any qualification contained therein as to materiality or “Purchaser Material Adverse Effect”;

(ii)  any breach of any covenant or agreement of Purchaser contained in this Agreement;

(iii)  (A) all Liabilities, whether arising before, on or after the date hereof, of any Company or the Post Business (including, for the avoidance of doubt, the Collective Bargaining Agreements, the Assumed Benefit Plans and the Assumed Benefit Agreements), (B) all Liabilities comprising Transferred Assets pursuant to the definition thereof set forth in Section 1.03, and (C) all Liabilities arising under the guarantees, surety bonds and other credit support instruments listed on Schedule 3.09(a)(vi), in each case other than the Excluded Liabilities and the other items which Seller has expressly agreed to pay or perform after the date hereof pursuant to this Agreement or for which indemnification is provided under Section 7.02; and

(iv)  any discontinuance, suspension or modification on or after the date hereof of any Assumed Benefit Plan or Assumed Benefit Agreement.

(b)  Purchaser shall not be required to indemnify any Seller Indemnitee, and shall not have any liability:

(i)  under clause (i) of Section 7.03(a) unless the aggregate of all Losses for which Purchaser would, but for this clause (i), be liable thereunder exceeds on a cumulative basis an amount equal to $2,500,000, and then only to the extent of any such excess; provided, however, that this clause (i) shall not apply to any claim for indemnification arising out of a breach or alleged breach of Section 4.01, 4.02 or Section 4.07 (collectively, the “Fundamental Purchaser Representations and Warranties”);

(ii)  under clause (i) of Section 7.03(a) for any individual items or series of related items where the Loss relating thereto is less than $150,000, and such items shall not be aggregated for purposes of clause (i) of this Section 7.03(b); provided, however, that this clause (ii) shall not apply to any claim for indemnification arising out of a breach or alleged breach of a Fundamental Purchaser Representation and Warranty; and

(iii)  under clause (i) of Section 7.03(a) in excess of $50,000,000 in the aggregate; provided, however, that this clause (iii) shall not apply to any claim for indemnification arising out of a breach or alleged breach of a Fundamental Purchaser Representation and Warranty.

SECTION 7.04.  Calculation of Losses.  The amount of any Loss for which indemnification is provided under this Article VII shall be net of any amounts recovered or recoverable by the indemnified party under insurance policies with respect to such Loss.  The amount of the Loss arising out of any item for which the indemnified party has been compensated under Section 1.05 shall be calculated net of the amount so included.

SECTION 7.05.  Termination of Indemnification.  The obligations to indemnify and hold harmless any person (i) pursuant to Section 7.01(a)(ii), 7.02(a)(i) or 7.03(a)(i) shall terminate when the applicable representation or warranty terminates pursuant to Section 7.07, (ii) pursuant to Section 7.01(a)(iii), 7.02(a)(ii) or 7.03(a)(ii) shall terminate upon the expiration of the applicable statute of limitations, (iii) pursuant to the other clauses of Sections 7.02 and 7.03 shall not terminate and (iv) pursuant to Sections 7.01(a)(i) and 7.01(a)(iv) shall terminate upon the expiration of the statute of limitations applicable to the matters covered therein (giving effect to any extension thereof); provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) pursuant to Section 7.06 to the party to be providing the indemnification.

SECTION 7.06.  Procedures.  (a)  Third Party Claims.  In order for a person (the “indemnified party”) to be entitled to any indemnification provided for under Section 7.02 or 7.03 in respect of, arising out of or involving a claim made by any person against the indemnified party (a “Third Party Claim”), such indemnified party must notify the indemnifying party in writing (and in reasonable detail) of the Third Party Claim within 10 Business Days after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that, subject to Sections 7.05 and 7.07, failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced in any material respect as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice).  Thereafter, the indemnified party shall deliver to the indemnifying party, within 10 Business Days’ time after the indemnified party’s receipt thereof, copies of all written notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

(b)  Assumption.  If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party; provided, however, that such counsel is not reasonably objected to by the indemnified party on the basis of any actual conflict of interest with such indemnified party.  Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof.  If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the indemnifying party), at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense.  The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof (other than during any period in which the indemnified party shall have failed to give notice of the Third Party Claim as provided above).  If the indemnifying party chooses to defend or prosecute a Third Party Claim, all the indemnified parties shall cooperate in the defense or prosecution thereof.  Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Whether or not the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party’s prior written consent.  If the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim that the indemnifying party may recommend and which (i) by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, (ii) expressly and unconditionally releases the indemnified party completely in connection with such Third Party Claim, (iii) does not impose any injunctive or other equitable relief on the indemnified party and (iv) does not include any admission or finding of any violation of Applicable Law by the indemnified party.

(c)  Other Claims.  In the event any indemnified party should have a claim against any indemnifying party under Section 7.02 or 7.03 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party.  Subject to Sections 7.05 and 7.07, the failure by any indemnified party to so notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to such indemnified party under Section 7.02 or 7.03, except to the extent that the indemnifying party demonstrates that it has been actually prejudiced in any material respect by such failure.

(d)  Procedures Relating to Indemnification of Tax Claims.  Reasonably promptly after a party becomes aware of the existence of a Tax issue that may give rise to an indemnification claim under Section 7.01 (a “Tax Controversy”) by it against the other party, the indemnified party shall notify the indemnifying party of the Tax Controversy, and thereafter shall promptly forward to the indemnifying party copies of communications and written notices with a Taxing Authority relating to such Tax Controversy; provided, however, that the failure to forward such communications and written notices to the indemnifying party shall not release the indemnifying party from any of its obligations under Section 7.01 except to the extent that the indemnifying party is prejudiced by such failure.  Except as provided in this Section 7.06(d), upon notice to the indemnified party, the indemnifying party may elect to control, and may elect, at its sole cost and expense, to have sole discretion in handling, settling or contesting any audit inquiry, information request, audit proceeding, suit, contest or any other action (a “Tax Proceeding”) with respect to a Tax Controversy for which it would be required to indemnify the other party; provided that (i) the indemnifying party’s counsel is reasonably satisfactory to the indemnified party and (ii) the indemnifying party shall not settle any Tax Proceeding with respect to a Tax Controversy on a basis that would adversely affect the indemnified party without obtaining the indemnified party’s written consent, which consent shall not be unreasonably withheld.  If the indemnifying party does not elect to control a Tax Proceeding with respect to a Tax Controversy pursuant to this Section 7.06(d), then the indemnified party shall have discretion in handling, settling or contesting such Tax Proceeding.  The indemnified party shall not settle any Tax Controversy without obtaining the indemnifying party’s written consent, which shall not be unreasonably withheld.  Seller and Purchaser shall jointly control, and shall each have the right to participate in all activities and strategic decisions with respect to, any Tax Proceedings for which each party would be required to indemnify the other party with respect to one or more Tax issues.  Seller may assume sole control of any such Tax proceeding for any Straddle Period if it acknowledges in writing that it has sole liability for any Taxes that might arise in such proceeding.

(e)  Additional Environmental Matters.  Notwithstanding any provision of this Agreement to the contrary, with respect to any Losses arising under Section 7.02(a)(i) (for breach of any representation or warranty in Section 3.16) or under 7.02(a)(iv) or otherwise relating to Environmental Law or Hazardous Materials, (i) no Purchaser Indemnitee shall have any right to indemnification for such Losses to the extent such Losses (A) exceed the cost to comply with applicable Environmental Law in effect as of the date hereof (including, in the case of any Remedial Action, the use of commercially reasonable risk-based remedies, engineering controls and land use restrictions to the extent consistent with the ongoing operation of the property as conducted as of the date hereof) or (B) arise from or relate to any (1) building conditions or materials, (2) change in use or operations (as of the date hereof) at, or any redevelopment of, any real property of the Post Business after the date hereof or (3) contribution to or exacerbation of such Losses by Purchaser after the date hereof and (ii) Seller shall have the right to control any Remedial Action relating to any Specified Environmental Liability or to any Excluded Liability and, with respect to other Remedial Action associated with any indemnifiable Losses arising from a breach of the representations and warranties contained in Section 3.16, Seller and Purchaser shall reasonably cooperate with respect to, and Purchaser shall provide Seller with a reasonable opportunity to comment on and participate in, such Remedial Action.

SECTION 7.07.  Survival.  The representations, warranties, covenants and agreements contained in this Agreement and in any document delivered in connection herewith shall survive the Closing solely for purposes of this Article VII as follows:  (a) the representations and warranties shall terminate on the 18-month anniversary of the date hereof; provided that the Fundamental Seller Representations and Warranties and the Fundamental Purchaser Representations and Warranties shall survive until the expiration of the relevant statute of limitations and (b) all other provisions of this Agreement shall survive indefinitely.

SECTION 7.08.  No Additional Representations.  Purchaser acknowledges that (a) none of Seller, any Company or any other person has made any representation or warranty, express or implied, as to any Company, the Post Business or the Transferred Assets, or the accuracy or completeness of any information regarding the Companies, the Post Business or the Transferred Assets furnished or made available to Purchaser and its representatives, except as expressly set forth in this Agreement or the other Transaction Documents, (b) Purchaser has not relied on any representation or warranty from Seller, any Company or any other person in determining to enter into this Agreement, except as expressly set forth in this Agreement and the other Transaction Documents and (c) none of Seller or any other person shall have or be subject to any liability to Purchaser or any other person resulting from the distribution to Purchaser, or Purchaser’s use of, any such information, including any information, documents or material made available to Purchaser in any “data rooms”, management presentations or in any other form in expectation of the transactions contemplated hereby.  Purchaser acknowledges that, should the Closing occur, Purchaser shall acquire the assets of the Companies without any representation or warranty as to merchantability or fitness for any particular purpose, in an “as is” condition and on a “where is” basis, except as otherwise expressly set forth in this Agreement and the other Transaction Documents.

ARTICLE VIII

General Provisions

SECTION 8.01.  Assignment.  This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any Party (including by operation of law in connection with a merger or consolidation of such Party) without the prior written consent of the other Parties hereto.  Any attempted assignment in violation of this Section 8.01 shall be void.

SECTION 8.02.  No Third-Party Beneficiaries.  Except as provided in Article VII, this Agreement is for the sole benefit of the Parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the Parties hereto and such assigns, any legal or equitable rights hereunder.

SECTION 8.03.  Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or electronic mail in .pdf format (with confirmation of delivery retained) or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when received, as follows:

(a)  if to Purchaser or, following the Closing, the Companies,

Nash Holdings LLC
P.O. Box 94314
Seattle, Washington 98124
Attention:  Paul B. Dauber, Esq., Manager
Fax:  (206) 812-8767
Email:  paul@zeframllc.com

with a copy (not constituting notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention:  Paul J. Shim, Esq.
Fax:  (212) 225-3999
Email:  pshim@cgsh.com; and

(b)  if to Seller or, prior to the Closing, the Companies,

The Washington Post Company
1150 15th Street, N.W.
Washington, D.C. 20071
Attention:  Veronica Dillon
Fax:  (202) 334-1031
Email:  dillonv@washpost.com

with a copy (not constituting notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Attention:  Eric L. Schiele, Esq.
Fax:  (212) 474-3700
Email:  eschiele@cravath.com

or to such other respective addresses and/or fax numbers as each Party may designate by notice given in accordance with the provisions of this Section 8.03.

SECTION 8.04.  Interpretation; Exhibits and Schedules; Certain Definitions.  (a)  The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement.  When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. For all purposes hereof, (i) definitions of terms shall apply equally to the singular and plural forms of the terms defined, (ii) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (iii) the terms “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”, (iv) the words “hereof”, “herein” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement and (v) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and shall not simply mean “if”.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  Any ambiguities with respect to any provision of this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(b)  For all purposes hereof:

“Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

“Assumed Benefit Agreement” means each Benefit Agreement (i) that Purchaser has explicitly agreed to assume or to cause any of its subsidiaries to assume pursuant to this Agreement or (ii) to which any of the Companies is a party.

“Assumed Benefit Plan” means each Benefit Plan or any portion thereof, (i) any assets or liabilities of which (A) Purchaser has explicitly agreed to assume or to cause any of its subsidiaries or any plan sponsored by Purchaser or any of its subsidiaries to assume pursuant to this Agreement or (B) Purchaser or any of its subsidiaries is required to assume under Applicable Law or (ii) sponsored by any Company, in each case, excluding any Benefit Plan or portion thereof that Seller or any other member of the Seller Group has explicitly agreed to retain pursuant to Article VI.

“Benefit Agreement” means each employment, consulting, bonus, incentive, deferred compensation, equity or equity-based compensation, change in control, retention, severance, termination, restrictive covenant or other compensatory Contract between any member of the Seller Group or any Company, on the one hand, and any Post Business Employee, on the other hand, or pursuant to which any member of the Seller Group or any Company has or reasonably expects to have any liability with respect to any Post Business Employee.

“Benefit Plan” means each (i) Pension Plan, other than any plan which is a Multiemployer Plan, (ii) post-employment or post-retirement health, medical, life insurance or other welfare benefit plan, program, policy or arrangement, (iii) bonus, incentive, deferred compensation or equity or equity-based compensation plan, program, policy or arrangement, (iv) change in control, retention, severance or termination plan, program, policy or arrangement or (v) other compensation or benefit plan, program, policy or arrangement, including each Welfare Plan, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by any Company or any Commonly Controlled Entity for the benefit of any Post Business Employee, or pursuant to which any member of the Seller Group or any Company has or reasonably expects to have any liability with respect to any Post Business Employee, other than (A) any plan, program, policy or arrangement mandated by Applicable Law and (B) any Benefit Agreement.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks in Washington, D.C. or Seattle, Washington are authorized or required by Applicable Law to be closed.  Any event the scheduled occurrence of which would fall on a day that is not a Business Day shall be deferred until the next succeeding Business Day.

“Cash” means, with respect to the Companies, as of the opening of business on the date hereof, the balance of cash on hand or credited to any account with a financial institution, and securities with a maturity of less than one year which are readily convertible into cash, of the Companies at such time.

“Closing Date Consideration” means (i) the Purchase Price, minus (ii) the amount of Estimated Indebtedness, plus (iii) the amount (if any) by which Estimated Cash exceeds the Target Cash Amount, minus (iv) the amount (if any) by which the Target Cash Amount exceeds Estimated Cash.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commonly Controlled Entity” means any person or entity that, together with any Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Company Material Adverse Effect” means a material adverse effect on the Companies and the Post Business (excluding, for the avoidance of doubt, the Excluded Assets), taken as a whole; provided that any fact, circumstance, event, change, effect or occurrence resulting from the following events shall not be considered when determining whether a Company Material Adverse Effect has occurred or may occur:  (i) any change in general economic or business conditions, financial or securities markets or political or regulatory conditions or the continued weakness in general economic and business conditions (in each case except to the extent such change or continued weakness has a materially disproportionate effect on the Companies and the Post Business relative to other companies that operate in the same industry as the Companies), (ii) the announcement or pendency of this Agreement or any Transaction Document (including, to the extent not attributable to any breach of this Agreement or any Transaction Document, any loss of employees, any cancellation of or delay in subscriptions or any disruption in vendor, distributor, partner or similar relationships), (iii) any change in the industry in which the Companies and the Post Business operate (except to the extent such change has a materially disproportionate effect on the Companies and the Post Business relative to other companies that operate in the same industry as the Companies), (iv) any natural disaster or any acts or threats of terrorism, military action or war or any escalation or worsening thereof (except to the extent such event or act has a materially disproportionate effect on the Companies and the Post Business relative to other companies that operate in the same industry as the Companies), (v) any change in generally accepted accounting principles or applicable laws or regulations or interpretations thereof, or (vi) any failure of the Post Business to meet any internal or disclosed projections, forecasts or revenue or earnings predictions for any period (it being agreed that the facts, circumstances, events, changes, effects or occurrences giving rise to any such failure that are not otherwise excluded by this proviso may be taken into account in determining whether a Company Material Adverse Effect has occurred or may occur).

“Competing Business” means the business of publishing original content, alone or in combination with content republished from other sources, in one or more of the following types of publications, whether distributed in print or online format or on mobile devices:

(1)	a newspaper or any associated web properties primarily serving readers or users in, the District of Columbia, Maryland or Virginia;

(2)	a newspaper primarily serving readers or users in any of the 30 most populous metropolitan areas in the United States;

(3)	a national newspaper, such as The New York Times, The Wall Street Journal or USA Today; or

(4)
a general-interest publication (print or online) that has a scope of coverage comparable to that of a national newspaper (as opposed to specialized publications (print or online)). For purposes of illustration, The Huffington Post and similar products fall within the scope of this subsection (4), whereas each of the following products, in substantially their current form, falls outside the scope of this subsection (4), either because they constitute specialized publications or are not national in scope, or because they do not involve the publishing of original content:  slate.com; Foreign Policy and ForeignPolicy.com; Politico and Politico.com; any local television broadcasting station web site, such as ClickOnDetroit.com; DrudgeReport.com; TMZ.com; Social Reader; Trove; and Patch.com.

“Environmental Laws” means all Applicable Laws issued, promulgated or entered into by or with any Governmental Entity relating to the protection of the environment or the preservation or reclamation of natural resources or, as it relates to exposure to hazardous substances, to the protection of human health and safety.

“Environmental Permit” means any Permit or identification number required under any applicable Environmental Law.

“Excluded Assets” means:

(i)  the wharves and warehouses on the Alexandria, VA waterfront owned by RTW, the seven-story office building and connected nine-story office building on contiguous property in downtown Washington, D.C. in which Seller’s principal executive offices are located (1150 15th Street, N.W., Washington, D.C.), two office buildings on L Street, Washington, D.C. (1515 L Street, N.W. and 1523 L Street, N.W., Washington, D.C.), and land on the corner of 15th and L Street, Washington, D.C. (1100 15th Street, N.W., Washington, D.C.) (together with all buildings, fixtures, structures or improvements erected or located on or in the foregoing properties, the “Excluded Real Estate”);

(ii)  all of Seller’s and its subsidiaries’ equity interests in and Affiliate and business arrangements with Classified Ventures, LLC;

(iii)  the assets set forth on Schedule 8.04(b)(i);

(iv)  the assets and businesses of The Slate Group LLC (including the publications Slate Magazine, Slate V and TheRoot.com, and its interest in E2J2 SAS, which produces slate.fr and slateafrique.com), WaPo Labs (including all Intellectual Property developed by WaPo Labs which, for the avoidance of doubt, is not intended to include Trademarks, social media handles and domain names) and Foreign Policy magazine (and other activities primarily related to the Foreign Policy brand);

(v)  all rights of Seller and the other members of the Seller Group under this Agreement and the other Transaction Documents, and all records prepared in connection with the Acquisition and the negotiation of the Transaction Documents and the Letter Agreement; and

(vi)  all assets relating to any Benefit Plan, except as otherwise specifically provided in Article VI.

“Excluded Liabilities” means all Liabilities of Seller, any other member of the Seller Group or any Company to the extent relating to or arising from any Excluded Asset, all Liabilities of any Seller Group member unrelated to the Post Business, and any Liabilities Seller or any member of the Seller Group has explicitly agreed to retain pursuant to Article VI.

“Final Consideration” means (i) the Purchase Price, minus (ii) the amount of Indebtedness as finally determined pursuant to Section 1.05(b), plus (iii) the amount (if any) by which Cash as finally determined pursuant to Section 1.05(b) exceeds the Target Cash Amount, minus (iv) the amount (if any) by which the Target Cash Amount exceeds Cash as finally determined pursuant to Section 1.05(b), plus (v) the amount (if any) by which Net Working Capital as finally determined pursuant to Section 1.05(b) exceeds the Target Net Working Capital Amount as finally determined pursuant to Section 1.05(b), minus (vi) the amount (if any) by which the Target Net Working Capital Amount as finally determined pursuant to Section 1.05(b) exceeds Net Working Capital as finally determined pursuant to Section 1.05(b).

“Final Determination” shall mean (i) any final determination of liability in respect of a Tax that, under Applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations), including a “determination” as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870AD or similar form or (ii) the payment of Tax by Purchaser, Seller or any of their Affiliates, whichever is responsible for payment of such Tax under Applicable Law, with respect to any item disallowed or adjusted by a Taxing Authority; provided that such responsible party determines that no action should be taken to recoup such payment and the other party agrees.

“Hazardous Materials” means (i) any radioactive materials or wastes, petroleum (including crude oil or any fraction thereof), friable asbestos and polychlorinated biphenyls and (ii) any other wastes, chemicals or substances that in relevant form and concentration are regulated pursuant to any Environmental Law.

“Indebtedness” means, as of the opening of business on the date hereof, without duplication, (i) all obligations of the Companies (A) for borrowed money, (B) in respect of any leases of real or personal property or combination thereof, which obligations are required to be classified and accounted for under U.S. generally accepted accounting principles as capital leases, (C) evidenced by notes, bonds, debentures or similar contracts or agreements, (D) for the deferred purchase price of property, goods or services that have been delivered (but excluding trade payables incurred in the ordinary course of business consistent with past practice) and (E) in respect of reimbursement of letters of credit and bankers’ acceptances, in each case, to the extent drawn or funded, and (ii) all indebtedness in the nature of guarantees by the Companies of the obligations of other persons of a type described in clauses (i)(A) through (i)(E) to the extent of the obligation guaranteed, and all such obligations of other persons secured by a Lien on any property of the Companies (other than Permitted Liens) to the extent of the obligation secured.  For the avoidance of doubt, Indebtedness (x) shall not include any amounts that have been taken into account in the calculation of Net Working Capital and (y) shall be determined after giving effect to Section 1.06.

“knowledge” (i) of Seller means the actual knowledge of the persons listed on Schedule 8.04(b)(ii), in each case, after reasonable inquiry and (ii) of Purchaser means the actual knowledge of the persons listed on Schedule 8.04(b)(iii), in each case, after reasonable inquiry.

“Letter Agreement” means the Letter Agreement, dated as of August 5, 2013, by and among Seller, Purchaser and Explore Holdings LLC.

“Liabilities” means obligations, liabilities and commitments of any kind, whether known or unknown, express or implied, primary or secondary, direct or indirect, absolute, accrued, contingent or otherwise and whether due or to become due.

“Multiemployer Plan” means any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) contributed to or required to be contributed to prior to the Closing by any Company or any Commonly Controlled Entity for the benefit of any Post Business Employee.

“Net Working Capital” means the amount (which can be positive or negative) equal to (i) the aggregate current assets of the Companies as of the opening of business on the date hereof, minus (ii) the aggregate current liabilities of the Companies as of the opening of business on the date hereof, which amount shall be calculated (A) by including in the calculation only the line items “Accounts receivable”, “Inventory”, “Other current assets”, “Accounts payable and accrued expenses” and “Deferred revenue” in the Sample Statement, (B) by excluding Cash, intercompany current assets, intercompany current liabilities, Tax assets and Tax liabilities of the Companies and any accrued amount in respect of (1) the 2013 Bonus Arrangements and (2) the Long-Term Incentive Awards and (C) on a basis consistent with the principles, assumptions, policies, practices and methodologies applied by Seller in the preparation of the Sample Statement (and in substantially the same manner as the calculation of Net Working Capital set forth therein). The assets and liabilities included in the calculation of Net Working Capital shall not include any Excluded Assets, Excluded Liabilities or any assets or liabilities that are otherwise accepted, retained, indemnified, discharged, assumed or paid by Seller or any other member of the Seller Group.

“Parties” mean (i) Seller, (ii) Purchaser and (iii) solely for the purposes of Sections 5.05, 5.13, 7.01 and 7.03 and Article VIII, each of the Companies.

“Pension Plan” means any Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA).

“person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Post Business” means the publishing businesses conducted by Seller and its subsidiaries on the date of this Agreement, including publishing The Washington Post newspaper and the newspaper’s internet site washingtonpost.com; publishing Fashion Washington, Capital Business, the internet sites The Capitol Deal and Service Alley, Express (and its websites ExpressNightOut.com and ReadExpress.com), The Gazette Newspapers (and their website Gazette.net), Southern Maryland Newspapers (and their website SoMdNews.com), Fairfax County Times (and its website FairfaxTimes.com), military newspapers produced by Comprint Military Publications (and their websites DCMilitary.com and DCMilitaryFamLife.com), Apartment Showcase, New Homes Guide, New Condominium Guide, El Tiempo Latino and The Guide to Retirement Living Sourcebook; operating Washington Post Live and Washington Post News Media Services; operating a commercial printing and distribution business and a paper handling and storage business, including Comprint Printing; and the other operations conducted by Seller and its subsidiaries within PNM, GWP and RTW, but excluding the business of publishing Slate Magazine, Slate V, TheRoot.com and Foreign Policy (and excluding the websites related to such publications and operating FP Events) and the other Excluded Assets.

“Post Business Employee”  means each current or former employee of any of the Companies, other than the Retained Employees.

“Post-Closing Tax Period” means any taxable period (or portion thereof) that begins after the date hereof.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) that ends on or before the date hereof.

“Representatives” means, with respect to a person, the directors, officers, employees, representatives and advisors of such person (including financial advisors, legal counsel and accountants).

“Sample Statement” shall mean the sample balance sheet of the Post Business attached hereto as Exhibit J.

“Seller Group” means Seller and the subsidiaries of Seller other than the Companies.

“Seller’s Accounting Policies and Practices” shall mean the historical accounting principles, assumptions, policies, practices and methodologies used in the preparation of the unaudited Financial Information set forth in Schedule 3.04.

“Straddle Period” means any taxable period that includes (but does not end on) the date hereof.

“subsidiary” of any person means another person of which such first person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the capital stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other comparable governing body of such person.

“Target Cash Amount” means $8,500,000.

“Target Net Working Capital Amount” means an amount equal to (i) the sum of $226,800,000 plus an amount equal to Net Working Capital as finally determined pursuant to Section 1.05(b), divided by (ii) 12.

“Tax” or “Taxes” means all forms of taxation or duties imposed, or required to be collected or withheld, including charges and liabilities arising from a consolidated return, tax sharing agreement or similar contractual obligation, together with any related interest, penalties or other additional amounts.

“Tax Return” or “Tax Returns” means any returns, declaration, statement, report, form, estimate or information return relating to Taxes, including any amendments thereto and any related or supporting information, required or permitted to be filed with any Taxing Authority.

“Taxing Authority” means any domestic, foreign, Federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body charged with the determination, collection or imposition of Taxes.

“Transaction Documents” means this Agreement, the Transition Services Agreement, the Social Reader License, the Office Lease Agreement, the RTW Lease Agreement, the Background License, the Trademark License, the Intellectual Property Transfer Agreement, the Content Sharing Agreement and the Trove Services Agreement.

“Welfare Plan” means each Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA).

(c)  The following terms, when used in this Agreement, shall have the meanings assigned to such terms in the Sections set forth below:

Term	Section
2013 Bonus	6.06(a)
2013 Bonus Arrangements	6.06(a)
Accrued Liability	6.03(d)
Acquisition	1.01
Active Employees	6.01
Agreed Price Allocation	5.05(a)(iii)
Agreement	Preamble
Applicable Law	2.03
Background License	1.04(a)(v)(E)
Closing	1.02
Closing Balance Sheet	1.05(b)
COBRA	6.02(d)
Collective Bargaining Agreements	3.17(a)
Companies	Preamble
Company	Preamble
Company Contracts	3.09(b)

Term	Section
Consent	2.03
Content Sharing Agreement	1.04(a)(v)(H)
Continuation Coverage	6.02(a)
Continuation Period	6.01
Contract	2.03
DB SERP Participants	6.05
EPC	Preamble
Estimated Cash	1.05(a)
Estimated Indebtedness	1.05(a)
ETL	Preamble
Exchange Act	2.06
Final Appraisal	5.05(a)(ii)
Financial Information	3.04(a)
FSA Amounts	6.02(c)
Fundamental Purchaser Representations and Warranties	7.03(b)(i)
Fundamental Seller Representations and Warranties	7.02(b)(i)
Gap Period	6.03(c)
Governmental Entity	2.03
GWP	Preamble
Health Reimbursement Account	6.02(a)
HSR Act	2.03
indemnified party	7.06(a)
Initial Appraisal	5.05(a)(ii)
Intellectual Property	3.08(d)(i)
Intellectual Property Transfer Agreement	1.04(a)(v)(G)
Intercompany Accounts	1.06
Intercompany Agreements	1.06
IRS	3.13(b)
Judgment	2.03
Leased Property	3.07(b)
Liens	3.06(a)
Long-Term Incentive Awards	6.10
Losses	7.01(a)
Newly Eligible Participants	6.02(a)
Objections Statement	1.05(b)
Office Lease Agreement	1.04(a)(v)(C)
Owned Property	3.07(a)
PBO	6.03(d)
Pension Liability Amount	6.03(d)
Pension Transfer Date	6.03(b)
Permit	3.10(a)
Permitted Liens	3.06(a)
PNM	Preamble
Post Intellectual Property	3.08(d)(ii)

Term	Section
Post Marks	3.08(d)(iii)
Post-Retirement Welfare Plans	3.13(d)
Preliminary Statement	1.05(b)
Premium Amounts	6.02(c)
Pro Rata Portion	6.06(a)
Proceeding	2.04
Proposed Allocation Statement	5.05(a)(iii)
Purchase Price	1.01
Purchaser	Preamble
Purchaser Indemnitees	7.01(a)
Purchaser Material Adverse Effect	4.03
Purchaser Pension Plan	6.03(a)
Purchaser Pension Plan Trust	6.03(a)
Purchaser SERP	6.05
Purchaser Welfare Plans	6.02(d)
Purchaser’s 401(k) Plan	6.04
Purchaser’s Cafeteria Plan	6.02(b)
Real Property Leases	3.07(b)
Records	5.08(a)
Refund	5.05(d)
Remedial Action	3.16(a)
Retained Employees	1.03(a)
RTW	Preamble
RTW Lease Agreement	1.04(a)(v)(D)
Schedules	Article II
SEC	Article II
Securities	Recitals
Securities Act	2.06
Seller	Preamble
Seller DB SERP	6.05
Seller Deferred Compensation Plan	6.09
Seller Filed SEC Documents	Article II
Seller Indemnitees	7.01(b)
Seller Material Adverse Effect	2.03
Seller Pension Plan	6.03(a)
Seller SEC Documents	2.06
Seller SERP	6.05
Seller’s 401(k) Plan	6.04
Seller’s Cafeteria Plan	6.02(b)
Seller’s Continuation Plans	6.02(a)
Shareholder Approval	2.02
Social Reader License	1.04(a)(v)(B)
Specified Environmental Liabilities	7.02(a)(iv)
Tax Controversy	7.06(d)

Term	Section
Tax Proceeding	7.06(d)
Tenant Leases	3.07(c)
Third Party Claim	7.06(a)
Trademark License	1.04(a)(v)(F)
Trademarks	3.08(d)(i)
Transfer Taxes	5.04(b)
Transferred Assets	1.03(a)
Transition Services Agreement	1.04(a)(v)(A)
Trove Services Agreement	1.04(a)(v)(I)
Valuation Firm	1.05(b)
Voting Debt	3.02(a)
WARN Act	3.17(b)
WPC	Preamble

SECTION 8.05.  Counterparts.  This Agreement may be executed by facsimile or electronic delivery of original signatures, and in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when such counterparts have been signed by each of the Parties and delivered, including by facsimile or other electronic means, to the other Parties.

SECTION 8.06.  Entire Agreement.  This Agreement and the other Transaction Documents, along with the Schedules and Exhibits hereto and thereto, contain the entire agreement and understanding among the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter, including, for the avoidance of doubt, the Letter Agreement (subject to Section 5.02(a)).  None of the Parties shall be liable or bound to any other Party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the other Transaction Documents.

SECTION 8.07.  Severability.  If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.  Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 8.08.  Consent to Jurisdiction.  Each Party irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a Federal court sitting in Wilmington, Delaware, or, if neither the Court of Chancery of the State of Delaware nor such Federal court has jurisdiction, the State courts of the State of Delaware, New Castle County, for the purposes of any suit, action or other proceeding arising out of this Agreement, the other Transaction Documents or any transaction contemplated hereby or thereby.  Each Party agrees to commence any such action, suit or proceeding in the Court of Chancery of the State of Delaware, New Castle County, or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, a Federal court sitting in Wilmington, Delaware, or, if such suit, action or other proceeding may not be brought in the Court of Chancery or such Federal court for jurisdictional reasons, the State courts of the State of Delaware, New Castle County.  Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 8.08.  Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby in (a) the Court of Chancery of the State of Delaware, New Castle County, (b) a Federal court sitting in Wilmington, Delaware or (c) the State courts of the State of Delaware, New Castle County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  This Section 8.08 shall not apply to any dispute under Section 1.05 that is required to be decided by the Valuation Firm.

SECTION 8.09.  Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

SECTION 8.10.  Waiver of Jury Trial.  Each Party hereby waives, to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement, the other Transaction Documents or any transaction contemplated hereby or thereby.  Each Party (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement and the other Transaction Documents, as applicable, by, among other things, the mutual waivers and certifications in this Section 8.10.

SECTION 8.11.  Specific Performance.  The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Court of Chancery of the State of Delaware, New Castle County, or a Federal court sitting in Wilmington, Delaware, in addition to any other remedy to which they are entitled in accordance herewith.

SECTION 8.12.  Amendments and Waivers.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.  By an instrument in writing, (i) Purchaser may waive compliance by Seller with any term or provision of this Agreement that Seller was or is obligated to comply with or perform and (ii) Seller may waive compliance by Purchaser or, following the Closing, the Companies with any term or provision of this Agreement that Purchaser or any Company was or is obligated to comply with or perform.

*           *           *           *

IN WITNESS WHEREOF, Seller, Purchaser and the Companies have duly executed this Agreement as of the date first written above.

THE WASHINGTON POST COMPANY,

By:	/s/ Donald E. Graham
Name: Donald E. Graham
Title: Chairman and Chief Executive Officer

[Signature Page to Securities Purchase Agreement]

NASH HOLDINGS LLC,

By:	/s/ Jeffrey P. Bezos
Name: Jeffrey P. Bezos
Title: Authorized Signatory

[Signature Page to Securities Purchase Agreement]

Solely for the purposes of Sections 5.05, 5.13, 7.01 and 7.03 and Article VIII,

WP COMPANY LLC,

By:	/s/ Veronica Dillon
Name: Veronica Dillon
Title: Assistant Secretary

Solely for the purposes of Sections 5.05, 5.13, 7.01 and 7.03 and Article VIII,

EXPRESS PUBLICATIONS COMPANY, LLC,

By:	/s/ Veronica Dillon
Name: Veronica Dillon
Title: Secretary

Solely for the purposes of Sections 5.05, 5.13, 7.01 and 7.03 and Article VIII,

EL TIEMPO LATINO LLC,

By:	/s/ Veronica Dillon
Name: Veronica Dillon
Title: Secretary

Solely for the purposes of Sections 5.05, 5.13, 7.01 and 7.03 and Article VIII,

ROBINSON TERMINAL WAREHOUSE LLC,

By:	/s/ Veronica Dillon
Name: Veronica Dillon
Title: Secretary and Vice President

[Signature Page to Securities Purchase Agreement]

Solely for the purposes of Sections 5.05, 5.13, 7.01 and 7.03 and Article VIII,

GREATER WASHINGTON PUBLISHING, LLC,

By:	/s/ Veronica Dillon
Name: Veronica Dillon
Title: Manager

Solely for the purposes of Sections 5.05, 5.13, 7.01 and 7.03 and Article VIII,

POST-NEWSWEEK MEDIA, LLC,

By:	/s/ Veronica Dillon
Name: Veronica Dillon
Title: Manager

[Signature Page to Securities Purchase Agreement]